Exhibit 10.1

AMENDED & RESTATED

COLOGUARD®

PROMOTION AGREEMENT

BY AND BETWEEN

EXACT SCIENCES CORPORATION

AND

PFIZER INC.

October 6, 2020

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1

2.	GOVERNANCE		11
	2.1	Joint Steering Committee	11
	2.2	Joint Operations Committee	14
	2.3	Joint Review Committee	15
	2.4	Finance Representative	16
	2.5	Alliance Managers	16
	2.6	Compliance Managers	17
	2.7	Changes to Governance Structure	18

3.	APPOINTMENT; PRODUCT OWNERSHIP; MARKETING AND SALES		18
	3.1	Appointment	18
	3.2	Responsibility for Product	19
	3.3	Annual Marketing Plan	26
	3.4	Sales Promotion, Detailing Efforts and IDN Promotion	27

4.	ACCOUNTING		29
	4.1	Fees & Performance Bonus	29
	4.2	Financial Deliverables	31
	4.3	Invoicing & Payment Terms	32
	4.4	Taxes and Withholding	34
	4.5	No Partnership Provision	35
	4.6	Payments; Currency	35
	4.7	Maintenance of Records; Audits	35

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS		36
	5.1	Mutual Representations and Warranties	36
	5.2	Representations and Warranties of Exact	37
	5.3	Covenants	38
	5.4	Compliance with Law and Ethical Business Practices	39
	5.5	Notice of Investigations	43
	5.6	Representation by Legal Counsel	43
	5.7	No Inconsistent Agreements	43
	5.8	Disclaimer	43

6.	INDEMNIFICATION; LIMITATION OF LIABILITY AND INSURANCE		43
	6.1	Indemnification	43
	6.2	Insurance Requirements	45
	6.3	Limitation of Liability	45

7.	CONFIDENTIALITY; PUBLICITY		46
	7.1	Confidentiality	46
	7.2	Authorized Disclosure and Use	46
	7.3	Certain Regulatory Filings	47
	7.4	Public Announcements	47
	7.5	Use of Names	47

8.	TERM; TERMINATION; ROYALTY		47
	8.1	Term	47
	8.2	Intentionally Omitted	47
	8.3	Termination for Cause	47
	8.4	Termination Without Cause	48
	8.5	Mutual Termination	48
	8.6	Termination for Change of Control	48
	8.7	Royalty	49
	8.8	Consequences of Termination	49
	8.9	Survival of Certain Obligations	49

9.	MISCELLANEOUS		50
	9.1	Amended and Restated Agreement	50
	9.2	Termination of 2020 Rider	50
	9.3	Interpretation	50
	9.4	Assignment	50
	9.5	Further Actions	51
	9.6	Force Majeure	51
	9.7	Notices	51
	9.8	Amendment	52
	9.9	Waiver	52
	9.10	Severability	52
	9.11	Descriptive Headings	53
	9.12	Governing Law	53
	9.13	Dispute Resolution	53
	9.14	Entire Agreement of the Parties	53
	9.15	Independent Contractors	53
	9.16	No Legal Advice	54
	9.17	Counterparts	54

EXHIBITS

Exhibit 1.39	–	Exact Trademarks
Exhibit 2.2(c)(iii)	–	Calendar Quarter Performance Metrics
Exhibit 3.3(a)	–	2020 Annual Marketing Plan
Exhibit 3.3(b)	–	Annual Marketing Plan Outline
Exhibit 3.4(g)	–	KAM Benchmarks
Exhibit 4.1(a)	–	Detail Fee
Exhibit 4.1(e)(i)	–	Details Bonus Thresholds
Exhibit 5.2	–	Certain Disclosures

AMENDED & RESTATED COLOGUARD® PROMOTION AGREEMENT

This Amended & Restated Cologuard Promotion® Agreement (the “Agreement”) is made and entered into effective as of October 6, 2020 (the “Effective Date”), by and between Pfizer Inc. (“Pfizer”), a Delaware corporation, with a principal place of business at 235 East 42nd Street, New York, New York 10017 and Exact Sciences Corporation (“Exact”), a Delaware corporation with a principal place of business at 5505 Endeavor Lane, Madison, Wisconsin 53719. Pfizer and Exact may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Exact has marketing and proprietary rights to the Product (as defined below) in the United States;

WHEREAS, Pfizer has sales, marketing, analytical, and other core capabilities and competencies to promote and market branded prescription products;

WHEREAS, Exact desires to work with Pfizer to leverage Pfizer’s expertise in sales, marketing, analytical, and other core capabilities and competencies for the Product in the United States and Pfizer desires to provide such expertise, including through its Sales Representatives;

WHEREAS, Exact and Pfizer previously entered into that certain Cologuard® Promotion Agreement, dated as of August 21, 2018 (the “Original Agreement”); and

WHEREAS, Exact and Pfizer desire to amend and restate the Original Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1	“2020 Annual Marketing Plan” shall have the meaning set forth in Section 3.3(a).

1.2	“2020 Annual Marketing Plan Revisions” shall have the meaning set forth in Section 3.3(a).

1.3	“2020 Details Bonus” shall have the meaning set forth in Section 4.1(e)(i).

1.4	“2020 Details Bonus Period” shall have the meaning set forth in Section 4.1(e)(i).

1.5	“2020 Details Bonus Threshold” shall mean the number of Details set forth on Exhibit 4.1(e)(i) in the row entitled “2020 Details Bonus Threshold”.

1.6	“2020 Rider” shall have the meaning set forth in Section 9.2.

1.7	“2020 Targets” shall have the meaning set forth in Section 3.3(a).

1.8	“2021 Details Bonus” shall have the meaning set forth in Section 4.1(e)(i).

1.9	“2021 Details Bonus Threshold” shall mean the number of Details set forth in Exhibit 4.1(e)(i) in the row entitled “2021 Details Bonus Threshold”.

Agreement	Page 1

1.10	“2022 Details Projection” shall have the meaning set forth in Section 3.3(a).

1.11	“AdvaMed Code” shall have the meaning set forth in Section 3.2(c)(ii).

1.12	“Advertising” shall mean the planning, purchasing and placement of paid advertising for a prescription medical device subject to pre-market approval in the Territory through any means, including television, print, radio/audio, in-office/placed-based, digital, web, search (SEM/SEO), social media, mobile and any and all new and emerging media channels for consumers, healthcare institutions and healthcare providers.

1.13	“Advertising Exclusivity End Date” shall have the meaning set forth in Section 3.2(d)(iv).

1.14	“Affiliate(s)” shall mean, with respect to any Party, any other Person which controls, is controlled by or is under common control with such Party. A Person shall be regarded as in control of another Person if it owns or controls at least fifty percent (50%) of the equity securities of such other Person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.15	“Agreement” shall have the meaning set forth in the preamble.

1.16	“Alliance Manager” shall have the meaning set forth in Section 2.5.

1.17	“Annual Details Target” shall have the meaning set forth in Exhibit 3.3(b).

1.18	“Annual HCP Target Drift Allowance” shall have the meaning set forth in Exhibit 3.3(b).

1.19	“Annual Marketing Plan” shall mean the plan for the Marketing and Promotion of the Product in the Territory for each full Calendar Year as described in Section 3.3, as prepared and updated from time to time pursuant to Section 3.3.

1.20	“Applicable Compliance/Review Policies” shall mean, with respect to Pfizer, its written Code of Ethics and Professional Conduct and, with respect to Exact, its written Code of Business Conduct and Ethics, and such policies and standard operating procedures that are adhered to by such Party in connection with the Product and any payments or services contemplated by this Agreement, as the same may be amended from time to time.

1.21	“Applicable Law” shall mean any law, statute, rule, regulation, order, judgment, ordinance, administrative code, decree, directive, injunction or permit (including Regulatory Approvals) of any court, arbitral body, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision applicable to a Party’s activities to be performed under this Agreement. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, shall be deemed to include all amendments, replacements or successors thereto.

Agreement	Page 2

1.22	“Audited Party” shall have the meaning set forth in Section 4.7(b)(i).

1.23	“Auditing Party” shall have the meaning set forth in Section 4.7(b)(i).

1.24	“Business Day” shall mean any day other than a Saturday, Sunday, or a bank or other public holiday in New York, New York, United States.

1.25	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.26	“Calendar Year” shall mean the respective periods of twelve (12) calendar months, each such period ending on December 31 of the applicable year for as long as this Agreement is in effect.

1.27	“Change of Control” shall mean, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of this Agreement; (b) a merger, reorganization, or consolidation involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity or acquiring entity (or its parent) immediately after such merger, reorganization, or consolidation; or (c) the acquisition of more than fifty percent (50%) of the voting equity securities of such Party as a result of a single transaction or a series of related transactions.

1.28	“CIA” shall have the meaning set forth in Section 5.4(j).

1.29	“Claims” shall have the meaning set forth in Section 6.1(a).

1.30	“Co-Promote Field” shall mean those physicians and practices customarily considered primary care, gastroenterology or OB/GYN providers and practices in the Territory.

1.31	“Compliance Manager” shall have the meaning set forth in Section 2.6.

1.32	“Confidential Information” shall have the meaning set forth in Section 7.1.

1.33	“Customary Detail” shall have the meaning set forth in Section 1.35.

1.34	“Debarred/Excluded” shall have the meaning set forth in Section 5.1(g).

Agreement	Page 3

1.35	“Detail” shall mean a (a) customary face-to-face or non-face-to-face contact of a Sales Representative of a Party with an Eligible Prescriber during which such Sales Representative makes a presentation of certain of the Product’s attributes, such as describing the FDA-approved indicated uses, safety, effectiveness, ordering process, or other relevant characteristics of the Product, in a fair and balanced manner and in accordance with the requirements of this Agreement and Applicable Law and in a manner that is customary for the purpose of Promoting a prescription medical device subject to pre-market approval (a “Customary Detail”); provided, however, that a Customary Detail shall not include (i) a Phone Detail (as defined below), (ii) any activities performed by any Representative other than a Sales Representative who is not conducting a face-to-face or non-face-to-face sales call, (iii) presentations made at conventions or (iv) mere delivery of savings cards, coupons or similar items without discussions with an Eligible Prescriber about the Product; or (b) Customary Detail delivered by a Sales Representative of a Party to an Eligible Prescriber by means of telephone contact (a “Phone Detail”), provided, however, that, in the case of Phone Details and Customary Details, such measurement shall be on the same basis as the recording Party’s measurement for its Sales Representatives’ detailing of its other medical devices subject to pre-market approval or prescription pharmaceutical products (as applicable), consistently applied throughout the Term. For clarity, (A) non-face-to-face contact in respect of Customary Details shall mean e-detailing, video detailing or other presentation of Promotional Material by a Sales Representative to an Eligible Prescriber via audio, video, internet, using webex or other similar live conference applications, and (B) telephone contact in respect of Phone Details shall mean a presentation of Promotional Material by a Sales Representative to an Eligible Prescriber via a telephone call, in all instances of (A) or (B) that allows for real time, detailed and substantive communication between the Sales Representative and the Eligible Prescriber regarding the Product and that would be considered a Detail by Pfizer for its own products under its own guidelines, but shall exclude any such communications during which such detailed and visual exchanges of information do not occur. “Detail,” when used as a verb, and “Detailed” or “Detailing” shall have correlative meanings.

1.36	“Details Bonus” shall have the meaning set forth in Section 4.1(e)(i).

1.37	“Detail Fee” shall have the meaning set forth in Section 4.1(a).

1.38	“Detail Targets” shall have the meaning set forth in Exhibit 3.3(b).

1.39	“Details Bonus Threshold” shall mean the 2020 Details Bonus Threshold and/or the 2021 Details Bonus Threshold, as applicable.

1.40	“Disclosing Party” shall have the meaning set forth in Section 7.1.

1.41	“Disputed JOC Matter” shall have the meaning set forth in Section 2.2(d).

1.42	“Disputed JRC Matter” shall have the meaning set forth in Section 2.3(d).

1.43	“Disputed JSC Matter” shall have the meaning set forth in Section 2.1(e).

1.44	“Draft Monthly Report” shall have the meaning set forth in Section 4.2(b)(i).

1.45	“Effective Date” shall have the meaning set forth in the preamble.

1.46	“Eligible Prescriber” shall mean (a) a health care provider who has the authority to prescribe the Product under Applicable Law and (b) any other health care professional without prescribing authority but who (i) is reasonably believed to assist with patient care and reimbursement for healthcare service in the office of a health care provider who has authority to prescribe the Product under Applicable Law, and (ii) is allowed to receive Promotion.

Agreement	Page 4

1.47	“Exact” shall have the meaning set forth in the preamble.

1.48	“Exact Copyrights” shall mean all statutory and common law copyrights owned by Exact in and to the Promotional Materials, Advertising materials or Product Label used in the Territory.

1.49	“Exact House Marks” shall mean the Exact trade name and logo, including all registrations and applications for registration of any of the foregoing in the Territory.

1.50	“Exact Indemnitee” shall have the meaning set forth in Section 6.1(b).

1.51	“Exact JSC Members” shall have the meaning set forth in Section 2.1(a).

1.52	“Exact Patent Rights” shall mean the Patent Rights owned or controlled by Exact as of the Original Agreement Effective Date.

1.53	“Exact Sponsorships and Related Activities” shall have the meaning set forth in Section 3.2(d)(vii).

1.54	“Exact Trademarks” shall mean (a) the Trademarks listed on Exhibit 1.39 and the registrations thereof, (b) any pending or future trademark registration applications owned or controlled and used in connection with or intended for use in connection with the Product in the Territory, (c) any unregistered trademark rights used in connection with the Product as may exist through use in the Territory, (d) any current or future modifications or variants of any of the foregoing rights, and (e) any future Trademarks adopted by Exact or its Affiliates for use in connection with the Product in the Territory.

1.55	“Excess Non-HCP Target Detail” shall have the meaning set forth in Section 3.4(d)(i).

1.56	“Excess Phone Detail” shall have the meaning set forth in Section 3.4(d)(i).

1.57	“FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.58	“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.59	“Final Monthly Report” shall have the meaning set forth in Section 4.2(b)(ii).

1.60	“Finance Representative” shall have the meaning set forth in Section 2.4.

1.61	“Force Majeure” shall have the meaning set forth in Section 9.6.

1.62	“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

Agreement	Page 5

1.63	“Government Official” to be broadly interpreted, shall mean (a) any elected or appointed official of a Governmental Authority; (b) any employee or person acting for or on behalf of a Governmental Authority or enterprise performing a function of a Governmental Authority; (c) any Governmental Authority, candidate for public office, officer, employee, or person acting for or on behalf of a Governmental Authority or candidate for office of a Governmental Authority; (d) any employee or person acting for or on behalf of a Governmental Authority; or (e) any individual who holds himself or herself out to be the authorized intermediary of any of the foregoing. For clarity, healthcare providers employed by government-owned hospitals shall be considered Government Officials.

1.64	“Governmental Authority” to be broadly interpreted and includes: (a) any national, federal, state, local, regional, or foreign government, or level, branch, or subdivision thereof; (b) any multinational or public international organization or authority; (c) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (d) any court, tribunal, or governmental arbitrator or arbitral body; (e) any government-owned or controlled institution or entity; (f) any enterprise or instrumentality performing a governmental function; and (g) any political party.

1.65	“HCP Target” shall each have the meaning set forth in Exhibit 3.3(b).

1.66	“HCP Target Drift Allowance” shall have the meaning set forth in Exhibit 3.3(b).

1.67	“IC Data” shall have the meaning set forth in Section 4.2(a).

1.68	“IDN” shall mean an integrated healthcare delivery network.

1.69	“Incentive Compensation” shall mean the compensation paid by or under the authority of Pfizer or any of its Affiliates to a Sales Representative involved in the Promotion of the Product under this Agreement based directly or indirectly on the sales of the products (including the Product) being Promoted by such Sales Representative in the Territory, including any target bonus, award or other incentive, but excluding (i) base salary and (ii) single product ad hoc awards or other similar individual product incentives, such as “special incentive plans” that, in the aggregate, do not exceed $2,000 per Calendar Year.

1.70	“Indemnified Party” shall have the meaning set forth in Section 6.1(c)(i).

1.71	“Indemnifying Party” shall have the meaning set forth in Section 6.1(c)(i).

1.72	“Initial Detail Payment Amount” shall have the meaning set forth in Section 4.3(a).

1.73	“Initial Detail Payment Date” shall have the meaning set forth in Section 4.3(a).

1.74	“Initial Detail Report” shall have the meaning set forth in Section 4.3(a).

1.75	“Initial Detail Report Review” shall have the meaning set forth in Section 4.3(a).

Agreement	Page 6

1.76	“Initial Details” shall have the meaning set forth in Section 4.3(a).

1.77	“JOC” shall have the meaning set forth in Section 2.2(a).

1.78	“JOC Co-Chair” shall have the meaning set forth in Section 2.2(a).

1.79	“JRC” shall have the meaning set forth in Section 2.3(a).

1.80	“JSC” shall have the meaning set forth in Section 2.1(a).

1.81	“JSC Co-Chair” shall have the meaning set forth in Section 2.1(b).

1.82	“JSC Members” shall have the meaning set forth in Section 2.1(a).

1.83	“KAM Benchmarks” shall have the meaning set forth in Section 3.4(g).

1.84	“KAM Team” shall have the meaning set forth in Section 3.4(g).

1.85	“Laboratory Service Revenue” shall mean, with respect to a particular Calendar Quarter, as applicable, Exact’s revenue earned from performing the Product Laboratory Service in the Territory with regard to patient samples collected in the Territory, as calculated by Exact in accordance with GAAP consistently applied, less the following deductions: (i) trade, quantity or cash discounts, credits, adjustments or allowances, including those granted in connection with managed care network agreements and those granted on account of price adjustments, billing errors, rejected goods, damaged goods or incomplete tests or other services; (ii) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product Laboratory Service); and (iii) patient compliance incentives that are treated as a reduction in revenue in accordance with GAAP, including gift cards to patients.

1.86	“Marketing” shall mean, with respect to a medical device subject to pre-market approval, Advertising, public relations, medical education activities, market research, creation, development, and distribution of Advertising and Promotional materials, field literature, direct or indirect educational campaigns, exhibits at seminars and conventions, sponsorship of sporting activities and celebrity sponsorships. When used as a verb, “Market” means to engage in Marketing.

1.87	“Media Buy Fee” shall have the meaning set forth in Section 4.1(f).

1.88	“Media Buying Transition Period” shall have the meaning set forth in Section 3.2(d)(ii).

1.89	“Monthly Report Criterion” shall have the meaning set forth in Section 4.2(b)(i).

1.90	“Non-HCP Target” shall have the meaning set forth in Exhibit 3.3(b).

1.91	“NPI” shall have the meaning set forth in Section 4.2(b)(i).

1.92	“Occurrence” shall have the meaning set forth in Section 2.6(c).

Agreement	Page 7

1.93	“Original Agreement” shall have the meaning set forth in the Recitals.

1.94	“Original Agreement Effective Date” shall mean August 21, 2018.

1.95	“Party” or “Parties” shall have the meaning set forth in the preamble.

1.96	“Patent Rights” shall mean any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, and renewals, and all patents granted thereon, (c) patents of addition, reissues, reexaminations and extensions or restorations by existing or future extension or restorations mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government issued rights substantially similar to the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.97	“Payer” shall mean a Third Party entity that pays a portion or all of the cost of the Product Laboratory Service performed with respect to a given patient using the Product. For clarity, a patient who pays for the cost of his or her own Product Laboratory Service, in whole or in part, shall not be included in this definition of “Payer” and a “Payer” may include government entities or agencies, managed care organizations, and health or prescription insurance providers.

1.98	“Performance Bonus” shall have the meaning set forth in Section 4.1(d)(iv).

1.99	“Performance Bonus Threshold” shall have the meaning set forth in Section 4.1(d)(i).

1.100	“Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.101	“Pfizer” shall have the meaning set forth in the preamble.

1.102	“Pfizer Indemnitee” shall have the meaning set forth in Section 6.1(a).

1.103	“Pfizer JSC Members” shall have the meaning set forth in Section 2.1(a).

1.104	“Pfizer Trainers” shall have the meaning set forth in Section 3.2(e)(i).

1.105	“Phone Detail” shall have the meaning set forth in Section 1.35.

1.106	“PhRMA Code” shall have the meaning set forth in Section 3.2(c)(ii).

1.107	“Product” shall mean the medical device subject to pre-market approval currently commercialized under the brand name “COLOGUARD” and indicated for the qualitative detection of colorectal neoplasia associated DNA markers and for the presence of occult hemoglobin in human stool.

Agreement	Page 8

1.108	“Product Label” shall mean the labels and labeling documents for the Product approved on August 11, 2014 by the FDA under the Premarket Approval P130017, and any supplements, extensions or changes thereto.

1.109	“Product Laboratory Service” shall mean the colorectal cancer screening test performed on a specimen provided by a patient using the Product in accordance with the Product Label, including specimen collection, laboratory testing, data handling and analysis, interpretation of results, patient compliance (including call center activity) and billing to be provided by Exact or its Affiliates according to the “Laboratory Instruction for Use” in the Product Label, wherein the Laboratory Instructions for Use are further subject to any changes as required by any pre-market approval supplements approved by the FDA.

1.110	“Product Training” shall mean, with respect to the Product, the Product-specific training program, as determined by Exact in consultation with Pfizer, conducted in accordance with the applicable Annual Marketing Plan and Applicable Laws, which may include training concerning (a) the scientific basis for the Product, (b) permissible communications regarding safety and efficacy claims relating to the Product, (c) permissible communications related to the Product in accordance with the Product Label, (d) use of Promotional Materials by the Sales Representatives, and (e) other appropriate topics relevant to the Promotion of the Product.

1.111	“Promotion” shall mean (a) those activities customarily undertaken by a Party’s field sales representatives in the Territory to encourage the approved use of a particular prescription medical device (or prescription pharmaceutical medicine, as applicable) subject to pre-market approval (or other regulatory approval, as applicable), including detailing, and (b) any other activities customarily undertaken by a Party aimed at encouraging the approved use of a particular prescription medical device (or prescription pharmaceutical medicine, as applicable) subject to pre-market authorization approval (or other regulatory approval, as applicable), including healthcare professional peer-to-peer communication, communications of product benefits to IDNs, the creation and use of promotional materials, Marketing, meetings and events (including speaker bureau events), trade shows, advocacy activities, including with respect to guideline organizations, and sponsorships. The terms “Promote”, “Promoted”, “Promoting” and “Promotional” shall have corresponding meanings.

1.112	“Promotional Materials” shall mean, with respect to the Product, all written, printed, graphic, electronic, audio, video or other materials (such as a journal reprint) other than the Product Label, provided by Exact, with respect to currently developed materials, or developed by the Parties, in each case, for use by a Party’s Sales Representatives during Details or other Representatives in the Territory.

1.113	“QSR” shall mean the Quality System Regulation, 21 C.F.R. Part 820, as may be amended from time to time and any successor thereto.

1.114	“Quarterly Details Target” shall have the meaning set forth in Exhibit 3.3(b).

Agreement	Page 9

1.115	“Quarterly Governance Fee” shall have the meaning set forth in Section 4.1(b).

1.116	“Quarterly HCP Target Drift Allowance” shall have the meaning set forth in Exhibit 3.3(b).

1.117	“Quarterly Health System Fee” shall have the meaning set forth in Section 4.1(c).

1.118	“Receiving Party” shall have the meaning set forth in Section 7.1.

1.119	“Regulatory Approval” shall mean, with respect to a prescription medical device subject to pre-market authorization approval in any jurisdiction in the Territory for a given indication, all technical, medical and scientific licenses, registrations, authorizations and approvals of pre-market approval application, supplements and amendments, and pre- and post- approvals of the FDA, sufficient for the manufacture, distribution, use and sale of such prescription medical device, including any services associated with such medical device, in such jurisdiction in the Territory for such indication in accordance with Applicable Law, excluding any pricing and reimbursement approvals.

1.120	“Representatives” shall mean, with respect to a Party, such Party’s employees, agents or independent contractors, and such Party’s Affiliates and their respective employees, agents or independent contractors, including Sales Representatives, in each case who are performing services under the Annual Marketing Plan.

1.121	“Revised Governance Model” shall have the meaning set forth in Section 2.7.

1.122	“Royalty Payment” shall have the meaning set forth in Section 8.7.

1.123	“Royalty Period” shall have the meaning set forth in Section 8.7.

1.124	“Royalty Term” shall have the meaning set forth in Section 8.7.

1.125	“Sales Representative” shall mean an internal or field representative employed by a Party full-time whose role includes providing relevant information and data about products or services for human use in the Territory. For clarity, Sales Representative excludes managers such as district business managers and above.

1.126	“Senior Officers” shall mean, with respect to Exact, the General Manager, Screening, and, with respect to Pfizer, Regional President, North America, Internal Medicine, Pfizer Innovative Health.

1.127	“Term” shall have the meaning set forth in Section 8.1.

1.128	“Territory” shall mean the fifty (50) states of the United States and the District of Columbia.

1.129	“Third Party” shall mean any Person other than Exact, Pfizer or their respective Affiliates.

1.130	“Trademark” shall mean any registered word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol.

Agreement	Page 10

1.131	“Training Materials” shall mean, with respect to the Product, the materials (which may include written or other recorded, videotaped or web-based training materials or online training programs) to be used in Product Training for a Party’s Sales Representatives regarding the Product.

1.132	“VAT” shall have the meaning set forth in Section 4.4.

1.133	“Violating Party” shall have the meaning set forth in Section 8.3(a)(iv).

2.	GOVERNANCE.

2.1	Joint Steering Committee.

(a)	Composition. The Parties shall maintain a Joint Steering Committee (“JSC”), comprised of three (3) Representatives of Exact and three (3) Representatives of Pfizer. The JSC Representatives for each of Exact and Pfizer will be referred to herein as the “Exact JSC Members” and the “Pfizer JSC Members”, respectively, and the Exact JSC Members and the Pfizer JSC Members will be referred to herein as the “JSC Members”. Each Party may replace any of its JSC Members at any time upon notice to the other Party and the Parties may increase or decrease the number of its JSC Members on the JSC; provided that at all times an equal number of JSC Members from each Party are appointed to the JSC.

(b)	Committee Chair. The JSC will be co-chaired by a Pfizer JSC Member and an Exact JSC Member (each, a “JSC Co-Chair”). Each Party may replace its JSC Co-Chair at any time upon notice to the other Party. The role of secretary of the JSC shall rotate each meeting between the JSC Co-Chairs (or any JSC Member who is appointed, by mutual agreement of both JSC Co-Chairs, as secretary of the JSC). The secretary of the JSC shall:

(i)	notify each Party at least fifteen (15) days (or as much notice as is reasonably possible) in advance of each JSC meeting;

(ii)	collect and organize agenda items from each Party for each JSC meeting;

(iii)	prepare and circulate to JSC Members each JSC meeting agenda no later than five (5) Business Days (or as far in advance as is reasonably possible) prior to the scheduled date for each JSC meeting; and

(iv)	prepare the written minutes of each JSC meeting and, within fifteen (15) days after such meeting, circulate such minutes for review and approval by the Parties.

Agreement	Page 11

(c)	Meetings. The JSC will meet no less than once each Calendar Quarter (or less frequently upon mutual agreement of the Parties) either in-person or by audio or video teleconference. Meetings of the JSC will occur at such times and places in the Territory as mutually agreed to by the Parties; provided, however, that no more than half of the meetings will be required to be held in-person in any Calendar Year. Meetings of the JSC will only occur if at least one JSC Member of each Party is present at the meeting or participating by teleconference or videoconference. Each Party will be solely responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) incurred by or on behalf of its Representatives in connection with participation in any JSC meetings or sub-committee or working group meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement. The Parties will endeavor to schedule meetings of the JSC at least fifteen (15) days in advance. The Parties shall approve the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

(d)	JSC Responsibilities. The JSC shall:

(i)	review, discuss, and approve each Annual Marketing Plan for a Calendar Year, including the quarterly baseline budget amounts contained therein, no later than the applicable date set forth in Section 3.3(a);

(ii)	oversee the implementation of each Annual Marketing Plan;

(iii)	review, discuss, and approve any modifications to the Annual Marketing Plan submitted by the JOC;

(iv)	oversee the JOC and JRC and each committee’s activities;

(v)	act as the first level escalation to resolve disputes between the Parties, any resolution of dispute brought before the JSC shall be by the unanimous consent of both JSC Co-Chairs;

(vi)	form and oversee any sub-committee or working group in furtherance of activities contemplated in the Annual Marketing Plan;

(vii)	form and oversee any sub-committee or working group as determined by the JSC to be necessary to review and discuss specific matters related to the subject matter of this Agreement, but not enumerated as a specific responsibility of the JSC, JOC, JRC, or any other properly formed and constituted sub-committee;

(viii)	review all reports, including sales performance data and other key performance indicators, submitted by the JOC; and

(ix)	escalate any Disputed JSC Matter, as defined in Section 2.1(e), to the Alliance Managers and Senior Officers.

Agreement	Page 12

(e)	Decision Making. Regardless of the number of Pfizer JSC Members or Exact JSC Members, decisions by the JSC will be made by unanimous agreement. The JSC will use good faith efforts to reach agreement on any and all matters properly brought before it. If, despite such good faith efforts, the JSC is unable to reach a decision on a particular matter within the JSC’s responsibilities (each such matter, a “Disputed JSC Matter”), within five (5) Business Days after the JSC first meets to consider such matter, or such later date as may be mutually agreed by the Parties in writing, then either Party may refer such Disputed JSC Matter for resolution to the Alliance Managers. Within three (3) Business Days after such Disputed JSC Matter is referred to the Alliance Managers, the Alliance Managers shall determine whether the Disputed JSC Matter requires the involvement of the Senior Officers. Should the Alliance Managers refer the Disputed JSC Matter to the Senior Officers, then the Senior Officers will promptly initiate good faith discussions to resolve such Disputed JSC Matter. If the Senior Officers are unable to resolve such Disputed JSC Matter within five (5) Business Days of it being referred to them, then, Exact, after having considered, in good faith, the advice and input from Pfizer, will have final decision-making authority with respect to such Disputed JSC Matter where the subject matter of the Disputed JSC Matter substantially relates to (i) Product pricing, including any rebates or discounts; (ii) Product Promotion, including the use of any Promotional Materials; (iii) manufacturing; (iv) research and development, including any trials; and (v) engagement with Governmental Authorities; provided, however, that Exact will not have final decision making authority to require Pfizer to conduct any activities that Pfizer, in good faith, believes violate Applicable Law or Pfizer’s Applicable Compliance/Review Policies. For all Disputed JSC Matters that are not resolved by the Senior Officers and are not subject to Exact’s final decision-making authority, neither Party will take any action on such Disputed JSC Matter until resolution can be reached in accordance with this Section 2.1(e), and, except in the case of a potential violation of Applicable Law, pending such resolution the Parties shall continue to carry out activities under this Agreement in accordance with the then-current Annual Marketing Plan.

(f)	Limits on JSC Authority. Notwithstanding any provision of this Section 2.1 to the contrary, (i) each Party will retain the rights, powers and discretion granted to it under this Agreement consistent with Section 3.2(a), and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing, (ii) the JSC will not have the power to amend this Agreement or terminate or otherwise modify or waive compliance with this Agreement in any manner; provided, however, that, notwithstanding the foregoing, the JSC shall be permitted to modify the governance structure set forth in this Article 2 by unanimous written agreement, and (iii) neither Party will require the other Party to (A) breach any obligation or agreement that such other Party may have with or to a Third Party or (B) perform any activities that are materially different, greater in scope or more costly than those provided for in the Annual Marketing Plan then in effect.

Agreement	Page 13

2.2	Joint Operations Committee.

(a)	Composition. The Parties shall maintain a Joint Operations Committee (“JOC”), comprised of marketing, sales, medical, finance, and such other Representatives of each Party as necessary. The JOC shall be co-chaired by each Party’s marketing Representative on the JOC, as designated by the JSC Co-Chair of each Party (each, a “JOC Co-Chair”). Each JOC Co-Chair shall (i) have knowledge and expertise in the commercialization of prescription products and services in the Territory, (ii) have sufficient seniority within the applicable Party to make decisions arising within the scope of the JOC’s responsibilities, and (iii) be authorized under such Party’s internal governance procedures to make decisions or carry out the activities given to such Party under this Agreement.

(b)	Meetings. The JOC shall meet once each month (or more or less frequently upon mutual agreement of the Parties) either in-person or by audio or video teleconference. Meetings of the JOC will occur at such times and places in the Territory as mutually agreed to by the Parties. Each Party will be solely responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) which are incurred by or on behalf of its Representatives in connection with participation in any JOC meetings or sub-committee or working group meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement.

(c)	JOC Responsibilities. The JOC shall:

(i)	prepare the Annual Marketing Plan for review and approval by JSC;

(ii)	prepare and review Product Marketing strategies and tactics;

(iii)	prepare reports, including sales performance data and other key performance indicators for JSC review in accordance with Exhibit 2.2(c)(iii);

(iv)	execute and monitor the strategies and tactics in the Annual Marketing Plan;

(v)	monitor Product supply and Product Laboratory Service capacity to ensure they are sufficient to meet the demand forecast in the Annual Marketing Plan;

(vi)	establish key supply, capacity, inventory, and such other metrics to inform the JSC;

Agreement	Page 14

(vii)	prepare any revision to the Annual Marketing Plan as directed by the JSC or otherwise proposed pursuant to Section 3.3(a);

(viii)	provide consent to materials for reconsideration by the JSC pursuant to Section 2.3(d); and

(ix)	with respect to the Annual Marketing Plan, ensure that a consultation with the Compliance Managers is completed and appropriate compliance measures are incorporated into the Annual Marketing Plan.

(d)	Decision Making. Decisions by the JOC will be made by unanimous agreement. If a unanimous decision cannot be reached, then any disputed matter within the JOC’s responsibilities (the “Disputed JOC Matter”) may be escalated by either Party to the JSC for resolution in accordance with Section 2.1(e). Unless and until resolved by the JSC in accordance with Section 2.1(e), neither Party shall take any action with respect to such Disputed JOC Matter and, except in the case of a potential violation of Applicable Law, pending such resolution the Parties shall continue to carry out the activities under this Agreement in accordance with the then-current Annual Marketing Plan.

2.3	Joint Review Committee.

(a)	Composition. Under the supervision of the JSC, the Parties shall maintain a Joint Review Committee (“JRC”), comprised of marketing, medical, legal, and regulatory Representatives of the Parties. Each Party may appoint one medical, marketing, legal and regulatory Representative member to the JRC. The marketing Representatives from the Parties shall coordinate administration and operation of the JRC meetings, including setting agendas, recording decisions regarding materials reviewed, and coordinating review to ensure timely review and approval of Promotional Materials. The Representatives from the Parties on the JRC shall coordinate operational support including scheduling of JRC meetings, timely distribution of materials for review, recording and archiving of approved materials, and other such activities to ensure operational efficiency of JRC meetings. It is the expectation of the Parties that the JRC will utilize Exact’s review and approval system to review and approve materials, including Promotional Materials that are subject to JRC review under Section 2.3(c).

(b)	Meetings. The JRC shall meet no less than once each month (or more frequently upon mutual agreement of the members of the JRC) either in-person or by audio or video teleconference. Meetings of the JRC will occur at such times and places in the Territory as mutually agreed to by the Parties. Each Party will be solely responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) which are incurred by or on behalf of its Representatives in connection with participation in any JRC meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement.

Agreement	Page 15

(c)	JRC Responsibilities. The JRC shall be responsible for review and approval of all Product or related disease education materials, Promotional Materials and other communication to a Third Party, including pharmaco-economic data, that may be used in Promotion, medical to medical communication, patient education, press release or any other form of external communication intended for healthcare professionals, healthcare organized customers (such as IDNs and hospitals), and Payer organizations, patients or others who are reasonably likely to influence the prescription, use, reimbursement, or purchase of the Product. The JRC shall also ensure that all such materials are in compliance with Applicable Law and each Party’s Applicable Compliance/Review Policies. Any conflict between the Parties’ Applicable Compliance/Review Policies will be discussed by the JRC and the Compliance Managers to determine an appropriate resolution of such conflict.

(d)	Decision Making. Decisions by the JRC will be made by unanimous agreement. If a unanimous decision cannot be reached, then the disputed matter (the “Disputed JRC Matter”) can be escalated by either Party to the JSC for resolution in accordance with Section 2.1(e). Unless and until resolved by the JSC in accordance with Section 2.1(e), neither Party shall take any action with respect to such Disputed JRC Matter and, except in the case of a legal or ethical issue, the Parties shall continue to carry out the activities under this Agreement in accordance with the then-current Annual Marketing Plan. A Disputed JRC Matter that is substantially similar in subject matter of a prior Disputed JRC Matter shall not be resubmitted for JSC review and resolution under this Section 2.3(d).

2.4	Finance Representative. Each Party shall appoint a finance contact to oversee all financial reporting and communications under this Agreement during the Term (each, a “Finance Representative”). Each Party may change its designated Finance Representative at any time upon written notice to the other Party. Each Finance Representative will coordinate the efforts of its respective Party in conducting finance activities, including all financial reporting and financial communications between the Parties, under this Agreement during the Term.

2.5	Alliance Managers. Each Party shall appoint an employee of such Party who shall oversee interactions between the Parties for all matters related to this Agreement, the Annual Marketing Plan and any related agreements between the Parties or their Affiliates (each an “Alliance Manager”). The Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JSC and subcommittee meetings as non-voting participants and may bring to the attention of the JSC or subcommittee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

Agreement	Page 16

2.6	Compliance Managers. Pfizer and Exact each agrees to (a) maintain a Representative who (i) has received compliance training by such Party and (ii) is routinely responsible for advising such Party on compliance matters to act as its Compliance Manager (each, a “Compliance Manager”) and (b) provide the other Party with written notice of the identity of such Compliance Manager. The Compliance Managers shall support the JSC.

(a)	Responsibilities. Compliance Managers shall resolve discrepancies between the Parties’ respective Applicable Compliance/Review Policies, ensure that each Party has a process to monitor the activities under this Agreement for compliance with Applicable Laws and Applicable Compliance/Review Polices, serve as a key point of contact between the Parties for compliance-related matters, and review the Annual Marketing Plan for compliance with Applicable Compliance/Review Policies and shall promptly notify the JSC of any compliance issues in such Annual Marketing Plan. The JOC shall promptly notify the Compliance Managers of any material revisions to the Annual Marketing Plan. Each Compliance Manager shall facilitate the resolution of any compliance issue with the Compliance Manager of the other Party.

(b)	Notification. Subject to the terms of this Agreement, the Compliance Manager of a Party shall promptly notify the other Party’s Compliance Manager in the event that he or she becomes aware of a potential violation by the other Party of: (i) the other Party’s policies or procedures; (ii) any criminal, civil, or administrative laws or regulations applicable to any federal health care program or for which penalties or exclusions may be authorized; or (iii) the requirements under the FD&C Act, or relevant FDA guidance documents related to the Product, payments, or services under this Agreement.

(c)	Investigations. If a Party finds, following an investigation, credible evidence of a significant violation of any applicable policies and procedures that are designed to ensure compliance with: (i) any criminal, civil, or administrative laws or regulations applicable to any federal health care program or for which penalties or exclusions may be authorized; or (ii) the requirements under the FD&C Act, or relevant FDA guidance documents related to the Product, payments, or services under this Agreement (an “Occurrence”), the Party’s Compliance Manager shall promptly inform the other Party of the Occurrence and steps taken by the Party to remediate the Occurrence, except to the extent that the disclosing Party’s counsel reasonably believes that such disclosure to the other Party could violate Applicable Law (including privacy laws) or have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege) with respect to any such Occurrence. In the event that either Party determines that disclosure of relevant factual information regarding an Occurrence could violate Applicable Laws (including privacy laws) or have a significant adverse impact on its legal position or defense (including the loss of attorney-client privilege), the determining Party shall promptly notify the other Party in writing that the determining Party is exercising its right not to disclose relevant factual information regarding an Occurrence.

Agreement	Page 17

(d)	Each Party shall follow its Applicable Compliance/Review Policies subject to specific exceptions explicitly determined by the Compliance Managers.

(e)	Each Party shall be permitted to replace any Compliance Manager appointed by such Party pursuant to this Section 2.6 by written notice to the other Party.

2.7	Changes to Governance Structure. Beginning on the Effective Date, Exact and Pfizer agree to (a) commence, and diligently and in good faith pursue, negotiations for a revised internal governance model consistent with the Parties’ mutually desired goals of adding flexibility to, and increasing the speed and efficiency of, the Parties’ decision making and dispute escalation processes and procedures (the “Revised Governance Model”), and (b) finalize and memorialize such Revised Governance Model in form and substance acceptable to each Party as soon as practicable after the Effective Date, but in no event later than sixty (60) days after the Effective Date (or such longer period mutually agreed upon by the Parties in writing). Until such time as the Parties finalize and memorialize the Revised Governance Model pursuant to the immediately foregoing sentence of this Section 2.7, the provisions of this Article 2 shall continue to govern matters as set forth herein. Once finalized and agreed upon pursuant to this Section 2.7, it is the Parties’ intent that the Revised Governance Model shall amend this Agreement with respect to Sections 2.1, 2.2, and 2.3.

3.	APPOINTMENT; PRODUCT OWNERSHIP; MARKETING AND SALES.

3.1	Appointment.

(a)	Exclusive Arrangement. Exact and its Affiliates hereby grant to Pfizer and its Affiliates, on an exclusive basis for the Co-Promote Field (except as to Exact and its Affiliates), and Pfizer accepts, the right and obligation to Promote and Detail the Product in the Territory during the Term jointly with Exact, in accordance with the terms and conditions of this Agreement, all Applicable Laws and the applicable Annual Marketing Plan. Except as set forth in this Agreement, such right shall be non-transferable and non-sublicensable. In implementing its obligations under this Agreement, Pfizer, without charge or expense to Exact, shall provide facilities, personnel (including management and Sales Representatives) and other resources as Pfizer, in its reasonable discretion but not inconsistent with the express terms of this Agreement, believes necessary. The Parties specifically agree that Exact shall not use the Pfizer name, logo or any Trademarks of Pfizer on any materials, including Promotional Materials, without the express written consent of Pfizer. Notwithstanding this Section 3.1 to the contrary, Exact retains the right to Promote the Product on its own behalf in the Co-Promote Field, and Pfizer shall not Promote or Detail the Product outside the Territory or outside the Co-Promote Field.

Agreement	Page 18

(b)	Grant of License to Pfizer. Subject to the terms of this Agreement, Exact on behalf of itself and its Affiliates, hereby grants to Pfizer a non-exclusive, royalty free license, with the right to sublicense to one or more of its Affiliates, under the Exact House Marks, the Exact Trademarks and the Exact Copyrights, during the Term, to the extent necessary or appropriate to allow Pfizer and its Affiliates to carry out activities under this Agreement including to Promote and Detail the Product in the Co-Promote Field in the Territory. Such license shall be non-transferable and non-sublicensable (except as provided in this Agreement) and shall automatically terminate upon the expiration or earlier termination of this Agreement.

3.2	Responsibility for Product.

(a)	Retained Rights; Ownership of Product. Except as specifically set forth in this Agreement, Pfizer shall have no other rights with respect to the Product, and shall not Promote, Market or otherwise commercialize the Product except as expressly authorized under this Agreement. Exact retains, and at all times during the Term shall retain, all rights in and relating to the Product not expressly granted to Pfizer under this Agreement, including all proprietary and property interests in and to the Product. In furtherance of the foregoing, Exact retains all rights of and responsibility for (i) Product pricing, including any rebates or discounts; (ii) manufacturing; (iii) research and development, including any trials; (iv) intellectual property defense and enforcement related to the Product; (v) product liability claims and related litigation related to the Product; (vi) government investigations related to the Product; (vii) the day-to-day operations and management of Exact’s Representatives; and (viii) engagement with Governmental Authorities with respect to the Product. Pfizer will neither have, nor represent that it has, any control over or proprietary or property interests in the Product. Nothing contained in this Agreement shall be deemed to grant to Pfizer or its Affiliates any license, right, title or interest in or to any patent, Trademark, copyright, trade secret or other similar property of Exact, except as provided for in Section 3.1(b), Section 5.3(c) or otherwise authorized in writing by Exact for Pfizer to perform its obligations under this Agreement. Likewise, nothing contained in this Agreement shall be deemed to grant to Exact or its Affiliates any license, right, title or interest in or to any patent, Trademark, copyright, trade secret or other similar property of Pfizer or its Affiliates except as may be authorized in writing by Pfizer for Exact to perform its obligations under this Agreement.

(b)	Exact Product Responsibilities. During the Term, as between the Parties, Exact shall remain solely responsible, at its expense, except as expressly otherwise provided in this Agreement, for all activities and liabilities that the owner and Regulatory Approval holder of an FDA approved medical device would normally have, including, in each case with respect to the Territory, the following:

(i)	manufacturing, in accordance with the QSR and Applicable Law (including conducting all quality assurance testing) sufficient quantities of Product to meet market demand therefore;

Agreement	Page 19

(ii)	processing and having sufficient laboratory and manufacturing capacity to process Product Laboratory Services to meet demand, including return receipt and laboratory processing of patient samples;

(iii)	ensuring all laboratory processing of patient samples are conducted in accordance with CLIA Certificate of Accreditation and patient results are provided to ordering healthcare providers in a timely manner;

(iv)	ensuring that the Product is not misbranded, as defined in the FD&C Act;

(v)	handling all customer service activities relating to the Product, including responding in an appropriate and timely fashion to all medical and other inquiries and complaints regarding the Product in accordance with its Applicable Compliance/Review Policies;

(vi)	contracting with Payers, including entering into contracts for reimbursement of the Product Laboratory Services;

(vii)	using commercially reasonable efforts to maintain the Exact Trademarks listed on Exhibit 1.39;

(viii)	setting the price of the Product Laboratory Services, including establishing, processing and paying for any rebates, discounts, chargebacks or other sales incentives associated with the sale of the Product Laboratory Services;

(ix)	subject to Section 6.1, handling all product liability claims or other claims associated with or arising out of the manufacture, distribution, sale or use of the Product, including managing any litigation associated therewith and paying any damages, fines or other compensation that may be awarded by any Government Authority or that are due as a result of any settlement of any such claim;

(x)	handling, in a timely and appropriate manner, all government inquiries related to the Product Laboratory Services and the manufacture, distribution, Marketing, Promotion, sale or use of the Product; and

(xi)	preparing and submitting in a timely manner and in a manner consistent with Applicable Law all reports and information that are required to be submitted to any Government Authority relating to the Product and Product Laboratory Services.

Agreement	Page 20

(c)	Exact and Pfizer Product Responsibilities. During the Term, without limiting either Party’s other responsibilities under this Agreement, the Parties shall:

(i)	establish and maintain a sufficient number of Sales Representatives Promoting the Product to perform the obligations hereunder per the Annual Marketing Plan and consistent with the sales deployment plan included in the Annual Marketing Plan;

(ii)	Market, Promote and Detail the Product in the Co-Promote Field in accordance with the Annual Marketing Plan, Applicable Laws, all regulatory and professional requirements including FDA’s regulations and guidelines concerning the Advertising of prescription medical devices subject to pre-market approval, and each Party’s Applicable Compliance/Review Policies and, with respect to Exact, the AdvaMed Code of Ethics on Interactions with Health Care Professionals (revised as of January 2020 and as further revised from time to time) (the “AdvaMed Code”) and, with respect to Pfizer, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals (revised as of October 2019 and as further revised from time to time) (the “PhRMA Code”); provided that if there is any conflict between the AdvaMed Code and the PhRMA Code in connection with the implementation of the Annual Marketing Plan, the Compliance Managers shall review and use commercially reasonable efforts to resolve such conflict;

(iii)	review customer target lists for all Sales Representatives in accordance with the Annual Marketing Plan to ensure that their Promotion is directed to those Eligible Prescribers who are likely to prescribe, recommend or purchase the Product consistent with the approved Product Label and all Applicable Laws and its Applicable Compliance/Review Policies; provided that, subject to Section 3.4(d) of this Agreement, each Party has the sole discretion to select their target customers from the target lists included in the Annual Marketing Plan and the Party’s Sales Representatives shall have authority to Promote and Detail to the Eligible Prescribers on the target lists in their reasonable discretion, in accordance with each Party’s respective internal policies and practices; and

(iv)	work collaboratively with the other Party in developing, preparing and generating specific tactics and activities in the Annual Marketing Plan, which shall include supporting the development of all Promotional Materials, Training Materials and other materials generated pursuant to any Annual Marketing Plan.

Agreement	Page 21

(d)	Advertising.

(i)	Exact and Pfizer shall develop an annual Advertising plan for the Product as part of the Annual Marketing Plan. The annual Advertising plan shall include the targets for such Advertising, which shall be updated on an annual basis at the same time and in the same manner as the Annual Marketing Plan. In accordance with each such approved Advertising plan, Pfizer shall develop and execute all media planning and buying of Advertising consistent with its practice for its own product portfolio.

(ii)	Beginning on or about June 30, 2022 and continuing until September 30, 2022 (the “Media Buying Transition Period”), after Pfizer’s execution of the Advertising plan covering broadcast year October 1, 2021 to September 30, 2022, excluding Pfizer providing to Exact any proprietary information relating to Advertising, such as vendor contract terms and pricing, Pfizer shall take reasonably requested actions, and provide reasonably requested information, cooperation and support, necessary to transition to Exact, and/or any media agency (or agencies) designated by Exact, management and implementation of media planning and buying of Advertising in respect of the Product after the Term. After the Media Buying Transition Period, Pfizer shall have no further obligations under this Section 3.2(d).

(iii)	The cost of all media buying of Advertising for the Product by or through Pfizer shall be equal to the actual cost of such activities billed to Pfizer (including any third party service fees incurred by Pfizer) and shall not include any markup, administrative fee or service charge.

(iv)	Subject to compliance by Pfizer with the terms of this Section 3.2(d), prior to the Advertising Exclusivity End Date (as defined below), Exact agrees (A) not to enter into any new binding arrangement with any media vendor for Advertising of the Product without the written consent of Pfizer, which consent shall not be unreasonably withheld, (B) not to meet with any advertising agency or media vendor to discuss any Advertising proposals for content development, media placement, and creative direction of the Product, without providing Pfizer with a reasonable opportunity for a representative of Pfizer present and participate and (C) to promptly inform Pfizer if it enters into any arrangement with any advertising agency with respect to the Product or with a media vendor with respect to media buy. For purposes of this Section 3.2(d)(iv), the term “Advertising Exclusivity End Date” shall mean the earlier of (x) the date a Party provides notice of termination, in the event either Party terminates this Agreement pursuant to Section 8.4 or (y) beginning of the Media Buying Transition Period.

(v)	Exact agrees that any binding commitment made by Pfizer pursuant to this Section 3.2(d) for media buying for the Product shall also be binding to Exact; provided that such commitment is consistent with the applicable Annual Marketing Plan and the budget included therein.

Agreement	Page 22

(vi)	After the Effective Date, the Parties will maintain a process by which Pfizer will interact with Exact with respect to the activities undertaken by Pfizer pursuant to this Section 3.2(d).

(vii)	Notwithstanding the foregoing, Exact may continue any binding commitments as of the Effective Date, including Advertising purchasing and placement activities, related to and in connection with the sponsorship of sporting events (e.g., golf tournaments), celebrity sponsorships and those other activities set forth in the Annual Marketing Plan (the “Exact Sponsorships and Related Activities”); provided, that Pfizer shall use commercially reasonable efforts to take or maintain responsibility of television/video and media buying related to such Exact Sponsorships and Related Activities following the Effective Date. The Exact Sponsorships and Related Activities may, as mutually agreed by the Parties, be included in the applicable annual Advertising plan.

(viii)	Within forty-five (45) calendar days after the end of each Calendar Quarter, Pfizer will deliver to Exact a report describing in reasonable detail the media buying activities for the just completed Calendar Quarter and any material deviations from the approved Advertising plan that occurred during such Calendar Quarter.

(ix)	The Parties shall mutually agree to the Advertising plan and any dispute with respect to such Advertising plan or arising out of material deviation of media buying by Pfizer shall be considered a Disputed JOC Matter and subject to escalation to the JSC under Section 2.2(d). Until such Disputed JOC Matter is resolved, the Parties will continue to operate under the then-current Advertising plan. Without limiting the foregoing, a deviation from the media buying obligations under an Advertising plan by twenty percent (20%) or more shall be deemed to be material.

(e)	Product Training.

(i)	Exact shall be responsible for providing Product Training and Training Materials to Pfizer sales trainers (the “Pfizer Trainers”) who shall be solely responsible for training Pfizer’s Sales Representatives who shall Promote the Product using a training program relating solely to the Product and the Product Laboratory Service (including Training Materials). After the initial training, Exact shall periodically provide additional Product Training to the Pfizer Trainers, and the Parties shall agree to the frequency, time and place such additional Product Training will be rolled out by the Pfizer Trainers to Pfizer Sales Representatives.

Agreement	Page 23

(ii)	Exact shall bear all costs and expenses of training its Sales Representatives, its training facilities and the cost of developing Training Materials and the training of Pfizer Trainers with respect to the Product and the Product Laboratory Service. Pfizer shall be responsible for all travel, lodging, meal and other expenses and out-of-pocket expenses incurred by Pfizer’s Sales Representatives in connection with such Product Training.

(iii)	Upon termination or expiration of this Agreement, at Exact’s election, Pfizer either shall (A) return to Exact or (B) destroy and certify to the Exact such destruction, all Training Materials in the possession of, or under the control of, Pfizer.

(iv)	Pfizer shall ensure that no Pfizer Representative shall Promote the Product or Product Laboratory Service unless he or she demonstrates sufficient knowledge by meeting the validation requirements of Exact. Pfizer shall maintain, and make available upon request by Exact, records of all testing or certification results, including copies thereof.

(f)	Promotional Materials. During the Term, the Parties agree to develop Promotional Materials together in accordance with the Annual Marketing Plan for use in Promoting the Product in the Territory. Each Party shall:

(i)	only use and distribute the Promotional Materials for use in Promoting the Product;

(ii)	instruct its Representatives to use, and will use commercially reasonable efforts to train and monitor its Representatives to ensure that such Representatives use, only Promotional Materials approved by the JRC;

(iii)	not, and shall ensure that its Affiliates and agents do not, change or alter any Promotional Materials in any way prior to their distribution or use by such Party or its Sales Representatives without JRC approval; and

(iv)	(A) use commercially reasonable efforts to train its Representatives with respect to, (B) instruct its Representatives to, and (C) establish appropriate internal systems, policies and procedures for the monitoring of its Representatives with the goal of ensuring that such Representatives will:

(A)	limit claims of efficacy and safety for the Product to those that are (1) consistent with approved Promotional claims in, and not add, delete or modify claims of efficacy and safety in the Promotion of the Product in any respect from those claims of efficacy and safety that are contained in, the then-effective Annual Marketing Plan, (2) consistent with Applicable Law and (3) consistent with the Product Label;

Agreement	Page 24

(B)	not make any changes or alterations to Promotional Materials; and

(C)	use Promotional Materials only in a manner that is consistent with this Agreement, Applicable Law and the Product Label.

For clarity, the foregoing restrictions shall not apply to Exact Sciences Laboratories, LLC or any Representative of Exact or any of its Affiliates on the customer care team or market access team.

(g)	Representatives. Each Party shall be legally responsible and liable for the actions, omissions and conduct of their respective Sales Representatives and other Representatives performing activities hereunder. Each Party shall ensure that all Persons for whom they have legal responsibility and liability in accordance with the foregoing sentence comply with all Applicable Laws, the AdvaMed Code or the PhRMA Code, as applicable, Applicable Compliance/Review Polices, and all requirements of this Agreement, and shall implement and maintain policies and procedures to ensure such compliance.

(h)	Marketing Authorization. Exact shall have the sole right and responsibility between the Parties to take, and shall take, all actions with respect to the Product reasonably necessary in order to maintain the Regulatory Approvals permitting the Marketing and sale of the Product in the Territory throughout the Term.

(i)	Withdrawal. Exact shall have sole authority to determine whether to recall or withdraw any Product in the Territory; provided, however, Exact shall notify Pfizer of its decision, including the reasons therefore, regarding any such recall or withdrawal promptly after such decision is made. Exact shall be solely responsible for and shall bear all costs associated, directly or indirectly, with any recalls or withdrawals of the Product.

(j)	Customer Service Activities; Safety Reporting. Exact shall have sole authority to handle all customer service activities regarding the Product in accordance with Section 3.2(b)(v). Promptly upon receipt (and in any event within one Business Day), Pfizer shall refer all customer service inquiries regarding the Product, including all medical and other inquiries and complaints, to Exact for resolution. The Parties shall maintain a procedure by which Product inquiries to, or by, Pfizer will be sent to Exact to comply with applicable safety reporting requirements and obligations for the Product.

Agreement	Page 25

3.3	Annual Marketing Plan.

(a)	General. Exact and Pfizer shall collaborate in good faith to develop an Annual Marketing Plan for the Product. Unless otherwise agreed by the Parties, the JOC shall prepare each Annual Marketing Plan and submit it for review and approval by the JSC by no later than October 1st of the then-current Calendar Year so that the JSC shall have a reasonable opportunity to review, revise and approve such Annual Marketing Plan by no later than October 31st of the Calendar Year preceding the Calendar Year to which such Annual Marketing Plan relates; provided, however, that, notwithstanding the foregoing, the Parties acknowledge and agree that the Annual Marketing Plan in respect of Calendar Year 2020 shall be the Annual Marketing Plan attached hereto as Exhibit 3.3(a) (the “2020 Annual Marketing Plan”); provided, further, however, that (i) beginning on the Effective Date, the Parties agree to commence, and diligently and in good faith pursue, negotiations to supplement the 2020 Annual Marketing Plan to add (A) Detail Targets (as defined in Exhibit 3.3(b)), (B) HCP Targets (as defined in Exhibit 3.3(b)), and (C) HCP Target Drift Allowances (as defined in Exhibit 3.3(b)) (the items described by clauses (A), (B) and (C), collectively, the “2020 Targets”), in respect of Details delivered during the 2020 Calendar Year and (ii) finalize and memorialize such 2020 Targets in a supplement to the 2020 Annual Marketing Plan in form and substance acceptable to each Party as soon as practicable after the Effective Date, but in no event later than thirty (30) days after the Effective Date (or such longer period mutually agreed upon by the Parties in writing) (the activities contemplated by items (i) and (ii), collectively, the “2020 Annual Marketing Plan Revisions”); provided, furthermore, however, that (x) on or before June 30, 2021, Pfizer shall provide to Exact a written, good faith projection of the number of Details that Pfizer anticipates delivering pursuant to this Agreement during Calendar Year 2022 (the “2022 Details Projection”), and (y) thereafter the Parties shall, in good faith, review and discuss such 2022 Details Projection and agree upon the number of Details that Pfizer shall deliver pursuant to this Agreement during Calendar Year 2022, which number of Details shall be reflected in the Annual Marketing Plan for Calendar Year 2022 that is reviewed and approved by the Parties pursuant to this Section 3.3(a). Other than with respect to the 2020 Annual Marketing Plan Revisions, if either Party desires to revise or update an approved Annual Marketing Plan prior to the end of a Calendar Year, it shall notify the JOC of such desired revision, and the JOC shall review any such proposed revision and determine whether to submit such revision to the JSC for review and approval.

(b)	Plan Contents. The Annual Marketing Plan for each Calendar Year shall contain at a minimum the categories set forth in Exhibit 3.3(b) and such other information that the JOC or JSC believes is necessary.

(c)	Support. Each Party, at its own expense, shall use commercially reasonable efforts to carry out such Party’s responsibilities under the Annual Marketing Plan, which commercially reasonable efforts shall include committing the appropriate resources to assist in the implementation of the Annual Marketing Plan and to carry out the activities such Party is responsible for thereunder and hereunder. In the case of Exact, in addition to the foregoing, except as provided for in Section 3.2(d), Exact shall (i) be responsible for contracting with agencies and vendors who are or will be providing services (including the development of Promotional Materials and Training Materials) associated with the execution of the Annual Marketing Plan, (ii) timely pay all amounts due to such agencies and vendors for such services and (iii) authorize Pfizer to interact directly with and instruct such agencies and vendors in connection with such services as necessary and appropriate under this Agreement.

Agreement	Page 26

3.4	Sales Promotion, Detailing Efforts and IDN Promotion.

(a)	Sales Promotion. Subject to the terms and conditions of this Agreement, Pfizer shall implement the sales Detailing plan set forth in the applicable Annual Marketing Plan.

(b)	Quarterly Details Targets. Pfizer shall make commercially reasonable efforts to cause Pfizer Sales Representatives to deliver (i) a consistent number of Details during each Calendar Quarter during the Term and (ii) a number of Details during each Calendar Quarter during the Term that is no less than the Quarterly Details Target for such Calendar Quarter.

(c)	HCP Targets. During each Calendar Quarter and Calendar Year during the Term, Pfizer shall cause Pfizer Sales Representatives to Detail only HCP Targets; provided, however, that, notwithstanding the foregoing, during each such Calendar Quarter and Calendar Year, Pfizer Sales Representatives shall be permitted to Detail a number of Non-HCP Targets that does not exceed the applicable HCP Target Drift Allowance for such Calendar Quarter or such Calendar Year.

(d)	Certain Payment and Detail Limitations.

(i)	Notwithstanding anything in this Agreement or any Annual Marketing Plan to the contrary, Pfizer shall forfeit its right to receive, and Exact shall not be required to pay to Pfizer, any amount pursuant to this Agreement in respect of (A) any Phone Detail delivered by a Pfizer Sales Representative during any month that exceeds fifteen percent (15%) of the aggregate Details delivered by Pfizer during such month (each, an “Excess Phone Detail”) or (B) any Detail delivered to a Non-HCP Target by a Pfizer Sales Representative that exceeds any applicable HCP Target Drift Allowance (each, an “Excess Non-HCP Target Detail”).

(ii)	For the avoidance of doubt, any Excess Phone Detail or Excess Non-HCP Target Detail shall not be countable towards any applicable (A) Details Target, (B) Performance Bonus Threshold or (C) Details Bonus Threshold.

(iii)	In counting the number of Details delivered by Pfizer during any Calendar Quarter or Calendar Year during the Term for purposes of any applicable Detail Targets, Performance Bonus Threshold or Details Bonus Threshold, the Parties acknowledge and agree that each Phone Detail delivered by Pfizer shall be counted as sixty-five percent (65%) of a Customary Detail delivered by Pfizer. For illustrative purposes only, if Pfizer delivered (A) 150,000 Customary Details and (B) 10,000 Phone Details, during a Calendar Quarter during the Term, Pfizer will have delivered 156,500 Details during such Calendar Quarter for purposes of any applicable Details Target.

Agreement	Page 27

(e)	Incentive Compensation.

(i)	With respect to Details delivered during Calendar Year 2020, the Incentive Compensation weighting for any Pfizer Sales Representative Promoting the Product in (A) position 1 shall not be less than forty-five percent (45%) of Incentive Compensation available to be earned by such Pfizer Sales Representative; (B) position 2 shall not be less than twenty-five percent (25%) of Incentive Compensation available to be earned by such Pfizer Sales Representative; and (C) position 3 shall not be less than twenty percent (20%) of the Incentive Compensation available to be earned by such Pfizer Sales Representative.

(ii)	With respect to Details delivered during Calendar Year 2021 and Calendar Year 2022, the Incentive Compensation weighting for any Pfizer Sales Representative Promoting the Product in (A) position 1 shall not be less than forty-five percent (45%) of Incentive Compensation available to be earned by such Pfizer Sales Representative; (B) position 2 shall not be less than thirty percent (30%) of Incentive Compensation available to be earned by such Pfizer Sales Representative; and (C) position 3 shall not be less than twenty percent (20%) of the Incentive Compensation available to be earned by such Pfizer Sales Representative.

(f)	Detailing Efforts and Costs. Each Party shall have sole and exclusive control of all Detailing efforts and activities by its Sales Representatives and Representatives, and shall be solely responsible for the costs thereof, including base salary and Incentive Compensation, customary and reasonable travel and entertainment expenses, cost of fleet vehicles and other expenses customarily and reasonably associated with Promotion of products and services similar to the Product. Notwithstanding the foregoing, Exact shall reimburse Pfizer for any reasonable, customary and documented travel and entertainment expenses incurred by field-based Pfizer Sales Representatives in respect of field events organized by Exact (e.g., plan of action meetings) at which Exact requests the attendance of such Pfizer Sales Representatives.

(g)	IDN Promotion. As part of this Agreement, Pfizer agrees to deploy its IDN key account managers (or successor team with similar responsibilities, the “KAM Team”) to support understanding and uptake of the Product by IDN customers in accordance with the Annual Marketing Plan. In furtherance of the foregoing, during Calendar Year 2021, Pfizer shall support programmatic rescreening efforts by these key accounts. The number of key accounts shall be set forth on Exhibit 3.4(g) (the “KAM Benchmarks”). Pfizer and Exact shall agree to the tracking of the KAM Benchmarks using a scorecard.

Agreement	Page 28

4.	ACCOUNTING.

4.1	Fees & Performance Bonus.

(a)	Detail Fee. With respect to each Detail delivered by Pfizer on or after April 1, 2020, Exact shall pay to Pfizer the applicable fee for such Detail set forth on Exhibit 4.1(a) (the “Detail Fee”), based on (i) the position in which the Product was promoted by a Pfizer Sales Representative during such Detail and (ii) whether such Detail was a Customary Detail or a Phone Detail, which Detail Fee shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement.

(b)	Quarterly Governance Fee. Exact shall pay to Pfizer a governance fee of $2.5 million for (i) each of the second, third and fourth Calendar Quarters of Calendar Year 2020 and (ii) each Calendar Quarter during Calendar Year 2021 (each such fee, a “Quarterly Governance Fee”), which Quarterly Governance Fee shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement. For the avoidance of doubt, no Quarterly Governance Fee shall be payable by Exact to Pfizer pursuant to this Section 4.1(b) in respect of (A) the first Calendar Quarter of Calendar Year 2020 or (B) any Calendar Quarter of Calendar Year 2022.

(c)	Quarterly Health System Fee. Exact shall pay to Pfizer a health system fee of $2.5 million in respect of each Calendar Quarter during Calendar Year 2021 (each such fee, a “Quarterly Health System Fee”), which Quarterly Health System Fee shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement. For the avoidance of doubt, no Quarterly Health System Fee shall be payable by Exact to Pfizer pursuant to this Agreement in respect of any Calendar Quarter during Calendar Year 2020 or Calendar Year 2022.

(d)	Performance Bonus.

(i)	Provided Pfizer Sales Representatives deliver a number of Details pursuant to this Agreement that is greater than or equal to fifty percent (50%) of the Annual Details Target for the applicable Calendar Year (the “Performance Bonus Threshold”), with respect to (i) Calendar Year 2020, Exact shall pay to Pfizer a performance bonus of $5 million upon Laboratory Service Revenue reaching $725 million, and thereafter for each additional $75 million in Laboratory Service Revenue, Exact shall pay to Pfizer an additional performance bonus of $5 million, and (ii) Calendar Year 2021, Exact shall pay to Pfizer a performance bonus of $10 million upon Laboratory Service Revenue reaching $1.0 billion, $20 million upon Laboratory Services Revenue reaching $1.1 billion, and thereafter for each additional $100 million in Laboratory Services Revenue, Exact shall pay to Pfizer an additional performance bonus of $10 million.

Agreement	Page 29

(ii)	In the event Pfizer Sales Representatives fail to deliver a number of Details pursuant to this Agreement that is greater than or equal to the applicable Performance Bonus Threshold, with respect to (i) Calendar Year 2020, Exact shall pay to Pfizer a performance bonus of $2.5 million upon Laboratory Service Revenue reaching $725 million, and thereafter for each additional $75 million in Laboratory Service Revenue, Exact shall pay to Pfizer an additional performance bonus of $2.5 million, and (ii) Calendar Year 2021, Exact shall pay to Pfizer a performance bonus of $5 million upon Laboratory Service Revenue reaching $1.0 billion, $10 million upon Laboratory Services Revenue reaching $1.1 billion, and thereafter for each additional $100 million in Laboratory Services Revenue, Exact shall pay to Pfizer an additional performance bonus of $5 million.

(iii)	For the avoidance of doubt, no Performance Bonus (as defined below) shall be payable by Exact to Pfizer pursuant to this Section 4.1(d) in respect of Details delivered during Calendar Year 2022.

(iv)	Any bonus payment payable by Exact to Pfizer pursuant to this Section 4.1(d) shall be a “Performance Bonus”, which Performance Bonus shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement.

(e)	Details Bonus.

(i)	Exact shall pay to Pfizer a bonus of (A) $5 million (the “2020 Details Bonus”) if (x) Pfizer Sales Representatives deliver a number of Details greater than or equal to the 2020 Details Bonus Threshold as set forth in Exhibit 4.1(e)(i) and pursuant to this Agreement during the period commencing on August 1, 2020 and ending on December 31, 2020 (the “2020 Details Bonus Period”) and (y) no less than fifty percent (50%) of the Details countable towards such 2020 Details Bonus Threshold are Details in which a Pfizer Sales Representative Promoted the Product in position 1; and (B) $10 million (the “2021 Details Bonus” and, together with the 2020 Details Bonus, the “Details Bonus”) if Pfizer Sales Representatives (x) deliver a number of Details greater than or equal to the 2021 Details Bonus Threshold pursuant to this Agreement during Calendar Year 2021 and (y) no less than sixty-five percent (65%) of the Details countable towards such 2021 Details Bonus Threshold are Details in which a Pfizer Sales Representative Promoted the Product in position 1 or position 2.

(ii)	Notwithstanding anything in Section 4.1(e)(i) to the contrary, no Detail in which a Pfizer Sales Representative Promotes the Product in a position lower than position 3 shall be countable towards any applicable Details Bonus Threshold.

Agreement	Page 30

(iii)	For the avoidance of doubt, no bonus or other fee shall be payable by Exact to Pfizer pursuant to this Section 4.1(e) in respect of Details delivered during Calendar Year 2022.

(iv)	Any Details Bonus payable by Exact to Pfizer pursuant to this Section 4.1(e) shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement.

(f)	Media Buy Fee. Exact shall pay to Pfizer a fee of $10 million (the “Media Buy Fee”) for Pfizer’s execution of the 2022 Advertising plan covering broadcast year October 1, 2021 to September 30, 2022. The Media Buy Fee shall be invoiced by Pfizer, and paid by Exact, pursuant to Section 4.3 of this Agreement. For avoidance of doubt, the Media Buy Fee is exclusive of any cost under Section 3.2(d)(iii).

(g)	Negotiated Payments. The Parties acknowledge and agree that Detail Fees, Quarterly Governance Fees, Quarterly Health System Fees, Performance Bonuses, Details Bonuses, the Media Buy Fee, Royalty Payments and other compensation paid by Exact to Pfizer in connection with this Agreement, even where calculated as a percentage of Laboratory Service Revenue, were negotiated at arm’s length and are intended to represent fair, equitable and market value compensation for the entirety of services provided by Pfizer to Exact hereunder.

4.2	Financial Deliverables.

(a)	Within fifteen (15) Business Days after each month during the Term, Exact shall deliver to Pfizer a report of Product Laboratory Services completed during such month and Laboratory Service Revenue in respect of such Product Laboratory Services. Notwithstanding the above, by the 15th day of each month during the Term, Exact shall provide to Pfizer prescriber level Laboratory Service Revenue data in respect of Product Laboratory Services completed during the immediately preceding month (“IC Data”). Solely with respect to IC Data, in the event (i) Exact fails to perform its obligations pursuant to this Section 4.2(a) and (ii) such failure to perform is not caused, in whole or in part, by a force majeure event, then Exact shall pay to Pfizer as liquidated damages, and not as a penalty, $10,000 per day for each day that Exact fails to so perform.

(b)	Monthly Reports.

(i)	Within five (5) days after each month during the Term, Pfizer shall provide to Exact a draft written report (each, a “Draft Monthly Report”) setting forth a good faith projection of (i) the number of Details completed by Pfizer Sales Representatives during such month, (ii) whether each such Detail was a Customary Detail or a Phone Detail, (iii) the position in which the Product was Promoted by a Pfizer Sales Representative during each such Detail, (iv) the national provider identifier number (“NPI”) of each healthcare provider that was the target of each such Detail, (v) whether each such Detail was to a HCP Target or a Non-HCP Target and (vi) any changes to Incentive Compensation or selling position of the Product by Pfizer Sales Representatives during such month (each of the items set forth in clauses (i)-(iii), a “Monthly Report Criterion”).

Agreement	Page 31

(ii)	Within fifteen (15) Business Days after each month during the Term, Pfizer shall provide to Exact an update to the Draft Monthly Report (each, a “Final Monthly Report”), which Final Monthly Report shall include a true, complete and accurate statement as to each Monthly Report Criterion.

(iii)	In the event (a) Pfizer fails to perform its obligations pursuant to this Section 4.2(b) and (b) such failure to perform is not caused, in whole or in part, by a force majeure event, then Pfizer shall pay to Exact as liquidated damages, and not as a penalty, $10,000 per day for each day that Pfizer fails to so perform.

(c)	The Parties (i) intend that any liquidated damages payable by a Party pursuant to this Section 4.2 constitute compensation, and not a penalty, and (ii) acknowledge and agree that either Party’s harm caused by the other Party’s breach of this Section 4.2 would be impossible or very difficult to accurately estimate and that such liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise from such breach.

4.3	Invoicing & Payment Terms.

(a)	By October 31, 2020 (or such later date mutually agreed upon by the Parties) (the “Initial Detail Payment Date”), Exact shall pay to Pfizer $9.2 million (the “Initial Detail Payment Amount”), which Initial Detail Payment Amount (i) has been calculated by Pfizer in good faith based on Pfizer’s review and assessment of Details delivered by Pfizer during the period commencing on April 1, 2020 and ending on September 30, 2020 (the “Initial Details”), taking into account (A) the applicable Detail Fees set forth in this Agreement and (B) the payment and Detail limitations set forth in this Agreement, including such limitations set forth in Section 3.4, and (ii) shall be subject to reduction by Exact pursuant to the second to last sentence of this Section 4.3(a). On or about the Effective Date, Pfizer shall provide to Exact a detailed report, in form and substance reasonably acceptable to Exact, summarizing each of the Initial Details and the amount payable by Exact to Pfizer in respect thereof (the “Initial Detail Report”). Commencing upon Exact’s receipt of the Initial Detail Report, Exact shall in good faith (x) review the Initial Detail Report and (y) confirm Pfizer’s right to payment (and the amount of such payment) in respect of each Initial Detail set forth therein (the activities contemplated by (x) and (y), collectively, the “Initial Detail Report Review”). If, during the Initial Detail Report Review, Exact determines in good faith that Pfizer, for any reason, miscalculated the Initial Detail Payment Amount, Exact shall promptly inform Pfizer of the portion of the Initial Detail Payment Amount in dispute and the parties shall meet in good faith to reconcile the disputed amount, provided, however, the portion of the Initial Detail Payment Amount not in dispute shall be promptly paid in accordance with this Section 4.3(a).

Agreement	Page 32

(b)	Within fifteen (15) Business Days after the Effective Date, Exact shall pay to Pfizer $5 million in respect of the total Quarterly Governance Fees payable by Exact to Pfizer pursuant to Section 4.1(b) of this Agreement in respect of the second and third Calendar Quarters of Calendar Year 2020.

(c)	Within fifteen (15) Business Days after the end of each Calendar Quarter during the Term, Pfizer shall provide to Exact a written invoice setting forth, in reasonable detail, the amounts payable to Pfizer by Exact pursuant to this Agreement in respect of such Calendar Quarter, including (i) a written statement from Pfizer as to (A) whether Pfizer Sales Representatives (x) delivered the applicable Quarterly Details Target, (y) delivered any Excess Phone Details during any month during such Calendar Quarter or (z) exceeded the applicable Quarterly HCP Target Drift Allowance (and, if such invoice is in respect of the fourth Calendar Quarter during any Calendar Year, a written statement from Pfizer as to whether Pfizer Sales Representatives (xx) delivered the applicable Annual Details Target, (yy) delivered any Excess Phone Details during any month during such Calendar Year or (zz) exceeded the applicable Annual HCP Target Drift Allowance), (ii) the number of (A) Customary Details and (B) Phone Details, delivered by Pfizer during such Calendar Quarter; (iii) the aggregate Detail Fee payable by Exact in respect of Details delivered by Pfizer pursuant to this Agreement during such Calendar Quarter, as such Detail Fee is determined in accordance with Section 4.1(a) of this Agreement; (iv) the Quarterly Governance Fee in respect of such Calendar Quarter, if such Quarterly Governance Fee is payable by Exact to Pfizer pursuant to Section 4.1(b) of this Agreement; and (v) the Quarterly Health System Fee in respect of such Calendar Quarter, if such Quarterly Health System Fee is payable to Pfizer by Exact pursuant to Section 4.1(c) of this Agreement.

(d)	Within sixty (60) days after the end of each Calendar Year during the Term (or, for the avoidance of doubt, the end of the fourth Calendar Quarter in 2020), Exact shall pay to Pfizer any (i) Performance Bonus payable to Pfizer pursuant to Section 4.1(d) of this Agreement, based on cumulative Laboratory Service Revenue for the applicable Calendar Year as of the last day of such Calendar Year and (ii) Details Bonus payable to Pfizer pursuant to Section 4.1(e) of this Agreement, based on (A) in the case of the 2020 Details Bonus, cumulative Details delivered by Pfizer Sales Representatives pursuant to this Agreement during the 2020 Details Bonus Period and (B) in the case of the 2021 Details Bonus, cumulative Details delivered by Pfizer Sales Representatives pursuant to this agreement during Calendar Year 2021.

Agreement	Page 33

(e)	Within sixty (60) days after Exact’s receipt from Pfizer of an invoice for the executed 2022 Advertising plan, Exact shall pay to Pfizer the Media Buy Fee.

(f)	Pfizer shall provide to Exact supporting information and documentation reasonably necessary to verify the accuracy of amounts invoiced by Pfizer to Exact pursuant to this Agreement.

(g)	Exact shall pay to Pfizer all undisputed invoiced amounts within thirty (30) days from Exact’s receipt of such invoice. Exact shall notify Pfizer in writing of any dispute with any invoice within fifteen (15) days from Exact’s receipt of such invoice. The Parties shall seek to resolve any such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 9.13 of this Agreement. Notwithstanding anything to the contrary, each Party shall continue performing its obligations under this Agreement during any such dispute, including Exact’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

4.4	Taxes and Withholding. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), and that no such VAT shall apply to the payments made under this Agreement. In the event any payments made pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by Applicable Law and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, the payee. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use commercially reasonable efforts to provide any such tax forms to the Party making the payment at least thirty (30) days prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Notwithstanding anything in this Agreement to the contrary, (a) if an action (including any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Law or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (b) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law.

Agreement	Page 34

4.5	No Partnership Provision. It is expressly agreed that Pfizer and Exact shall be independent contractors and that the relationship between Pfizer and Exact shall not constitute a partnership, joint venture or agency. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes consistent with the intent reflected in the foregoing sentence and agree that they shall not file any reports, documents or other item relating to taxes or state or acknowledge to any tax authority that such relationship is a partnership or similar arrangement unless required by Applicable Law.

4.6	Payments; Currency. All payments due by one Party to the other Party hereunder shall be paid by wire transfer in immediately available funds from the account or accounts of a Party and/or its Affiliates to an account or accounts of the receiving Party and/or its Affiliates designated in writing by the receiving Party. All amounts payable and calculations hereunder shall be in United States dollars.

4.7	Maintenance of Records; Audits.

(a)	Record Keeping. Each Party shall keep and shall cause its Affiliates to keep accurate books and accounts of record in connection with (i) its Marketing and Promotion of the Product, (ii) (with respect to Exact) performance of Product Laboratory Services, and (iii) its activities under this Agreement and any Annual Marketing Plan, in sufficient detail to permit accurate determination of all figures necessary for verification of (A) amounts to be paid hereunder and (B) compliance with the terms of this Agreement. Each Party shall, and shall cause its Affiliates to, maintain such records for a period of at least three (3) years after the end of the Calendar Year to which they pertain.

(b)	Financial Audits.

(i)	Audit Right. Upon thirty (30) days prior written notice from a Party (the “Auditing Party”), the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine, at the Auditing Party’s sole expense, the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the reports submitted by the Audited Party in accordance with Sections 3.2(d)(viii), 4.2 and 4.3 of this Agreement. An examination by the Auditing Party under this Section 4.7(b) shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year during the Term ending not more than twenty-four (24) months before the date of the request. The accounting firm shall be provided access to such books and records at the Audited Party’s facility(ies) in the Territory where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours. The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records. Upon completion of the audit, the accounting firm shall provide both Pfizer and Exact a written report disclosing whether the reports submitted by the Audited Party are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Auditing Party. The decision of the accounting firm will be final and unappealable absent manifest error.

Agreement	Page 35

(ii)	Underpayments/Overpayments. If such accounting firm concludes that there has been an underpayment or overpayment by either Party, then the amount of such overpayment or underpayment shall promptly be paid to the Party to whom it is owed by the other Party.

(c)	Compliance Audit. Upon thirty (30) days prior written notice from an Auditing Party, the Audited Party shall permit the Auditing Party’s external auditors access to any relevant books documents, papers, and records of the Party involving any report delivered pursuant to Sections 3.2(d)(viii), 4.2 and 4.3 of this Agreement and the activities performed under this Agreement, if the other Party has credible evidence that the other Party violated terms of this Agreement, including with respect to Product Training under Section 3.2(e). An examination by a Party under this Section 4.7(c) shall (i) occur not more than once in any Calendar Year, (ii) be limited to the pertinent books and records for any Calendar Year during the Term ending not more than twenty-four (24) months before the date of the request and (iii) be at the sole expense of the Auditing Party. The external auditors of the Auditing Party shall be provided access to such books and records at the Audited Party’s facility(ies) in the Territory where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours. The Audited Party may require any external auditors to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records.

(d)	Confidentiality. All financial and other confidential information of the Audited Party which is subject to review under this Section 4.7 shall be deemed to be the Audited Party’s Confidential Information and, subject to the provisions of Article 7 hereof, the Auditing Party shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying compliance with this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1	Mutual Representations and Warranties. Each of Exact and Pfizer hereby represents and warrants to the other Party as of the Original Agreement Effective Date and the Effective Date that:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its certificate of incorporation, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests that has not been taken;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)	this Agreement has been duly executed by an appropriate representative of such Party and is a legal, valid and enforceable against such Party in accordance with its terms;

Agreement	Page 36

(e)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under (i) any oral or written agreement that binds such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty or financing agreement, (ii) the provisions of such Party’s certificate of incorporation, bylaws or other organizational documents, or (iii) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound;

(f)	all material written information provided by each Party in any virtual data room maintained for the purposes of the proposed transactions under this Agreement is complete, truthful and accurate in all material respects; and

(g)	neither it, nor any of its Affiliates, nor, to such Party’s knowledge, any of their respective Representatives has been debarred or suspended under 21 U.S.C. § 335(a) or (b), excluded from a federal health care program, debarred from federal contracting, or convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to medical devices or fraud (“Debarred/Excluded”).

5.2	Representations and Warranties of Exact. Except as set forth in Exhibit 5.2, Exact hereby represents and warrants to Pfizer as of the Original Agreement Effective Date and the Effective Date that:

(a)	no consent is required from any Third Party for Exact to enter into, or to exercise its rights and perform its obligations under, this Agreement;

(b)	in connection with the development, manufacturing and Promotion of the Product, except as would not reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory, Exact has complied and will continue to comply in all material respects with Applicable Law, including the FD&C Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA;

Agreement	Page 37

(c)	with respect to the development, manufacturing and Promotion of the Product, Exact has not taken and will not take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official in order to gain an improper advantage;

(d)	in connection with Exact’s manufacturing and Promotion of Product or Exact’s performance of the Product Laboratory Service in the Territory or directly relating to the transactions contemplated by this Agreement, except as would not reasonably be expected to have a material adverse effect on the Promotion of the Product in the Territory, (i) no written claim, demand, suit, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, has been filed and received by Exact, and is pending in any court, arbitration or government agency proceeding nor, to the knowledge of Exact, has any claim, demand, suit, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise been threatened in writing, to be filed against Exact in any court, arbitration or government agency proceeding; and (ii) there is no judgment or settlement against or owed by Exact;

(e)	Exact has not received written notice from any Third Party claiming that the manufacture, use, sale or importation by or on behalf of Exact of the Product in the Territory or the performance of any Product Laboratory Service by or on behalf of Exact (i) infringes any issued patent or intellectual property right of such Third Party in the Territory or (ii) will infringe any claim of any published patent application of such Third Party in the Territory when and if such claim issues;

(f)	to Exact’s knowledge, the manufacture, use, sale or importation by or on behalf of Exact of the Product in the Territory or the performance of any Product Laboratory Service by or on behalf of Exact (i) does not infringe any issued patent or intellectual property right of any Third Party in the Territory or (ii) will not infringe any claim of any published patent application of any Third Party in the Territory when and if such claim issues; and

5.3	Covenants.

(a)	Each Party hereby covenants to the other Party that, during the Term in the Territory:

Agreement	Page 38

(i)	it will immediately remove any Sales Representative from having any responsibilities relating to Promotion of the Product under this Agreement if required by Applicable Laws, including if such Party determines that such Sales Representative is Debarred/Excluded;

(ii)	it will promptly remove any Sales Representative from having any responsibilities relating to the Promotion of the Product under this Agreement if, following an investigation, it is determined that there has been a significant violation of any Applicable Laws, or the Party’s Applicable Compliance/Review Policies by such Sales Representative; and

(iii)	it will not knowingly make any untrue or misleading statements or comments about the Product.

(b)	Pfizer hereby covenants to Exact that, during the Term, it, its Affiliates and its Sales Representatives will not (i) Promote the Product outside of the Territory or the Co-Promote Field; or (ii) disparage or present in a negative light the Product in the performance of its obligations hereunder in the Territory; provided that nothing herein shall be interpreted to preclude Pfizer from (A) describing any risks of a Product set forth in the Product Label or (B) making truthful statements about the Product to the extent required by Applicable Laws, in connection with any litigation or in response to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

(c)	Exact hereby covenants that neither Exact nor its Affiliates shall sue Pfizer and its Affiliates under any Exact Patent Rights solely with respect to any activities carried out by Pfizer or its Affiliates under, and to the extent in compliance with, this Agreement, including its and their activities to Promote and Detail the Product in the Co-Promote Field in the Territory during the Term of this Agreement and in compliance with this Agreement.

5.4	Compliance with Law and Ethical Business Practices. In addition to the other representations, warranties and covenants made by each Party under this Agreement, each Party hereby represents, warrants and covenants to the other Party that, during the Term in the Territory:

(a)	it is, and will remain during the Term, licensed, registered and/or qualified under Applicable Law to do business, and has obtained such licenses, consents, authorizations or completed such registration or made such notifications as may be necessary or required by Applicable Law to perform its obligations under this Agreement;

(b)	it will perform its obligations under this Agreement in material compliance with this Agreement and any applicable Annual Marketing Plan, its Applicable Compliance/Review Policies and Applicable Laws (including the FD&C Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA);

Agreement	Page 39

(c)	in connection with the activities contemplated by this Agreement, to each Party’s knowledge, it has been, and during the Term will be, in compliance with all applicable U.S. trade laws, including those related to, import controls, export controls, or economic sanctions;

(d)	it will ensure its own compliance with all Applicable Laws;

(e)	with respect to the Product and any payments or services provided under this Agreement, such Party has not taken, and during the Term will not take, any action, directly or indirectly, to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

(f)	each Party hereby certifies that it has implemented and will maintain and enforce a compliance and ethics program designed to prevent and detect violations of Applicable Laws throughout its operations (including Affiliates) and the operations of its Representatives that have responsibility for Product, payments, or services provided under the Agreement, including by implementing policies and procedures setting out rules governing interactions with healthcare professionals and Government Officials; the engagement of third parties, and where appropriate, due diligence; and the investigation, documentation, and remediation of any allegations, findings, or reports related to a potential violation of its Applicable Compliance/Review Policies. Such compliance program shall include at a minimum, compliance officer, compliance committee(s), policies and procedures relating to (i) sales, medical, Promotional and Marketing activities for the Product, (ii) regular auditing and monitoring, (iii) training on sales, medical, Promotional and Marketing activities and the relevant legal requirements regarding such activities, (iv) methods to raise questions or concerns internally (e.g., via a hotline) without fear of retribution or retaliation, (v) processes for investigating and documenting any compliance concerns or allegations raised, findings or reports related to a potential violation of Applicable Laws, and (vi) taking remedial, corrective action and/or disciplinary action, as appropriate;

(g)	has implemented, and will maintain and enforce, a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to products, payments, or services provided under this Agreement, and regularly monitors and audits its business activities to ensure compliance with its Applicable Compliance/Review Policies and the adequacy of internal controls, and implements remediation in response to identified issues;

Agreement	Page 40

(h)	it will (A) maintain truthful and complete documentation supporting, in reasonable detail, the work performed and any expenses incurred in connection with this Agreement and any products, payments, or services provided under this Agreement and (B) maintain financial books and records that timely, fairly, accurately, and completely reflect all financial transactions, in accordance with all Applicable Laws (for example, invoices, reports, statements, books, and other records), and shall maintain such books and records during the Term of the Agreement and for three years after final payment has been made under the Agreement;

(i)	it provides, and during the Term will provide, training to Representatives providing services in connection with this Agreement;

(j)	every year of this Agreement that coincides with the term of the Corporate Integrity Agreement (“CIA”) entered into on May 23, 2018 between Pfizer and the United States Department of Health and Human Services, Office of Inspector General, Pfizer will send a letter to Exact that: (A) summarizes Pfizer’s obligations under the CIA, (B) expresses Pfizer’s commitment to full compliance with all federal health care program requirements, (C) describes the Pfizer Compliance Program and (D) includes a copy of (or includes a link to) Pfizer’s code of conduct (referred to as the Blue Book). Within thirty (30) days of receipt of this letter, Exact shall respond in writing to the contact information included in Pfizer’s letter that Exact shall: (1) make Pfizer’s code of conduct and a description of the Pfizer Compliance Program available to its employees engaged in activities related to the Agreement or (2) represent to Pfizer that it has and enforces a substantially comparable code of conduct and compliance program for its employees who have responsibilities related to the Agreement; and

(k)	with respect to the Product and any payments made or services provided under this Agreement:

(i)	in the event that such Party receives a report of or otherwise becomes aware of a potential violation of its Applicable Compliance/Review Policies, the Party will perform an investigation in accordance with its established policies and procedures and will take all necessary and appropriate responsive, and corrective actions, including disciplinary actions (up to and including termination of any employee, contractor, agent, sub-contractor, customer, vendor or other Person that the Party believes was responsible);

(ii)	such Party has implemented, and will at all times during the Term maintain, adequate policies and procedures describing the materials and information that may be distributed or discussed by the Party’s Sales Representatives related to the Product and the manner in which such Persons should handle unsolicited requests for information related to off-label uses of the Product, which policies and procedures shall be designed to ensure compliance with Applicable Laws and regulations;

Agreement	Page 41

(iii)	such Party regularly reviews its Applicable Compliance/Review Policies as part of its internal processes of improvement, and, from time to time, benchmarks them against the standards of the industry;

(iv)	such Party has implemented, and will at all times during the Term maintain, adequate systems, policies, and procedures to screen before hire and annually thereafter all prospective and current Representatives conducting activities with respect to the Product against (A) the List of Excluded Individuals/Entities compiled by the Office of the Inspector General in the Department of Health and Human Services and (B) the General Services Administration’s List of Parties Excluded from Federal Programs, which policies and procedures require each Party’s prospective and current Representatives conducting activities with respect to the Product to disclose immediately to the Party that such Representative is or may become Debarred/Excluded;

(v)	neither Party shall provide funding to the other Party for charitable donations to independent charities that provide financial assistance to patients, including sharing costs associated with such donations; provide information to the other Party concerning its own such donations; or seek to obtain information about such donations from the other Party. Each Party shall have appropriate policies and procedures to ensure that such donations comply with Applicable Law and current government guidance, including guidance issued by the U.S. Department of Health and Human Services, Office of Inspector General, and shall operate consistent with those policies and procedures. Unless a Party does not and will not make such donations during the Term of the Agreement, if a Party does not have appropriate policies and procedures in place on the Effective Date, the Party must implement such policies and procedures within thirty (30) days of the Effective Date. Either Party may request copies of such policies and procedures of the other Party in order to confirm compliance with the requirements of this Section;

(vi)	certifies that in connection with this Agreement, such Party's compensation system for its Representatives that perform any Marketing, Promotion, or sales activities related to the Product is designed to ensure that financial incentives do not inappropriately motivate such Representative to engage in improper or illegal Promotion, sales or Marketing of the Product (including off-label Promotion of the Product), and excludes from Incentive Compensation sales that may be attributable to the off-label use of the Product; and

(vii)	in connection with this Agreement, each Party’s call planning system for its Sales Representatives that call upon health care professionals or health care institutions for any Promotional or sales activities related to the Product is designed to ensure that such Sales Representatives do not call upon health care professionals or health care institutions that are not likely to prescribe or use the Product for an on-label use.

Agreement	Page 42

5.5	Notice of Investigations. Each Party shall promptly notify the other Party in the event that it becomes subject to or aware of any FDA or other Governmental Authority inspection, investigation, or other inquiry or a FDA warning letter, untitled letter, or other material governmental notice or communication relating to the services or products covered by this Agreement promptly after the Party becomes aware of such inspection, investigation, inquiry, letter, notice, or communication, except to the extent that the disclosing Party’s counsel reasonably believes that such disclosure to the other Party could violate Applicable Laws (including privacy laws) or have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege) with respect to any such inspection, investigation or other inquiry. In the event that the Party determines that disclosure could violate Applicable Laws (including privacy laws) or have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege), the Party shall promptly notify the other Party that it is exercising its right not to make such disclosure.

5.6	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

5.7	No Inconsistent Agreements. Neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

5.8	Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

6.	INDEMNIFICATION; LIMITATION OF LIABILITY AND INSURANCE.

6.1	Indemnification.

(a)	Indemnification by Exact. Exact shall indemnify, defend and hold Pfizer, its Affiliates and their respective Representatives (the “Pfizer Indemnitees”) harmless from any claims, damages, actions, liabilities, losses, costs and expenses, including attorneys’ fees incurred in defending against them, (hereinafter “Claims”) of a Third Party arising out of (A) the manufacture, Marketing, education, Promotion, importation or use of the Product or the performance of the Product Laboratory Service by Exact or its Representatives; (B) any breach by Exact of any of its representations, warranties or obligations under this Agreement; or (C) any negligent or wrongful act or omission of Exact; and (D) any alleged patent infringement, regardless of direct, contributory or inducement, by Pfizer, its Affiliates or their respective Representatives, as a result of the performance of Pfizer’s obligations under this Agreement; except, in each case (A) – (D), to the extent such Claims arise out of any breach by any Pfizer Indemnitee of any of its obligations under this Agreement, or any negligent or wrongful act or omission of any Pfizer Indemnitee.

Agreement	Page 43

(b)	Indemnification by Pfizer. Pfizer shall indemnify, defend and hold Exact, its Affiliates and their respective Representatives (the “Exact Indemnitees”), harmless from any Claims of a Third Party, to the extent arising out of (i) any breach by Pfizer of any of its representations, warranties, or obligations under this Agreement or (ii) any negligent or wrongful act or omission of Pfizer, except to the extent such Claims arise out of any breach by any Exact Indemnitee of any of its obligations under this Agreement, or any negligent or wrongful act or omission of any Exact Indemnitee; provided that in no event shall Pfizer have any obligation to indemnify Exact for any product liability claim arising out of bodily injury or death arising from the use of the Product.

(c)	Procedure.

(i)	A Party believing that it is entitled to indemnification under Section 6.1 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim by a Third Party for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 6.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 6.1, it shall so notify the Party seeking indemnification.

(ii)	If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

Agreement	Page 44

(iii)	The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

(iv)	The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

6.2	Insurance Requirements. Each Party agrees to obtain and maintain, during the Term and for five (5) years after the Term, commercial general liability insurance, including products liability insurance, with minimum “A-” AM Best rated insurance carriers, in each case with limits of not less than five million dollars ($5,000,000) per occurrence and in the aggregate. All deductibles/retentions will be the responsibility of the named insured. Pfizer and its Affiliates will be an additional insured on Exact’s commercial general liability and products liability policies, and be provided with a waiver of subrogation. To the extent of its culpability, all coverages of Exact will be primary and non-contributing with any similar insurance carried by Pfizer. Notwithstanding any provision of this Section 6.2 to the contrary, Pfizer may meet its obligations under this Section 6.2 through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Section 6.

6.3	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR (A) INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER SECTION 6.1, (B) A BREACH OF SECTION 7 BY A PARTY OR (C) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES OR PENALTIES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

Agreement	Page 45

7.	CONFIDENTIALITY; PUBLICITY.

7.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. “Confidential Information” means any technical, scientific, regulatory, commercial, business or other information provided by or on behalf of the Disclosing Party to the Receiving Party pursuant to this Agreement or otherwise relating to or disclosed during any transaction contemplated hereby (including information disclosed prior to the Effective Date under a confidentiality agreement in contemplation of this Agreement), including information relating to the terms of this Agreement or the Product, and the scientific, regulatory or business affairs or other activities of either Party; provided that, Confidential Information shall not include any information that the Receiving Party can establish:

(a)	was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

(d)	was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation, directly or indirectly, to the Disclosing Party, not to disclose such information to others; or

(e)	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

7.2	Authorized Disclosure and Use.

(a)	Disclosure. Notwithstanding the foregoing Section 7.1, each Party may disclose to Third Parties Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(i)	prosecute or defend litigation,

(ii)	exercise or enforce rights hereunder; provided that such disclosure is covered by terms of confidentiality no less stringent than those set forth herein, and

Agreement	Page 46

(iii)	comply with inquires by a Governmental Authority or subpoena issued by a Governmental Authority or a court of competent jurisdiction.

In the event a Party shall deem it necessary to disclose pursuant to this Section 7.2 Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

(b)	Use. Notwithstanding the foregoing Section 7.1, during the Term, each Party shall have the right to use the other Party’s Confidential Information in carrying out its respective responsibilities under this Agreement.

7.3	Certain Regulatory Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission or by any stock exchange or regulatory body to which the Party is subject. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.3, the Parties will consult with one another regarding the terms in this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.3, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

7.4	Public Announcements. Neither Party shall issue any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance of either Party hereunder, without the prior written approval of the other Party; provided that nothing in this Agreement shall prohibit Exact from making required disclosures or filings required by Applicable Law or by the rules and regulations of any securities exchange. Once the text or substance of any announcement has been so approved, it may be repeated without further approval.

7.5	Use of Names. Except as described in this Agreement and as may be required by Applicable Law, neither Party shall distribute or have distributed any publicity or information which bears the name of the other without the prior written approval of the other.

8.	TERM; TERMINATION; ROYALTY.

8.1	Term. This Agreement shall be effective as of the Effective Date and shall continue in effect through December 31, 2022 (the “Term”), unless terminated earlier as set forth herein.

8.2	Intentionally Omitted.

8.3	Termination for Cause.

(a)	This Agreement may be terminated at any time by either Party effective:

Agreement	Page 47

(i)	upon thirty (30) days prior written notice if the other Party fails to pay any amount properly due under this Agreement; provided that neither Party may terminate if the failure of the other Party to pay such amount(s) is de minimis or not material; provided, further, that any such termination shall only become effective if the allegedly breaching Party fails to remedy or cure such breach or default prior to the end of such thirty (30) day period. If, prior to the end of such thirty (30) day period, the allegedly breaching Party remedies or cures such breach or default to the reasonable satisfaction of the non-breaching Party, this Agreement shall remain in full force and effect;

(ii)	upon sixty (60) days prior written notice if the other Party materially breaches its representations, warranties or obligations under this Agreement; provided, however, that any such termination shall only become effective if the allegedly breaching Party fails to remedy or cure such breach or default prior to the end of such sixty (60) day period. If, prior to the end of such sixty (60) day period, the allegedly breaching Party remedies or cures such breach or default to the reasonable satisfaction of the non-breaching Party, this Agreement shall remain in full force and effect;

(iii)	immediately upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy; or

(iv)	immediately upon notice to the other Party, if such Party (the “Violating Party”) is convicted of violating any Applicable Law, including applicable anti-corruption laws, bribery and corruption of public officials as well as private persons and entities, in connection with its activities under this Agreement and such violation materially adversely affects the ability of either Party to perform its obligations under this Agreement. The Violating Party shall be liable for damages or remedies as provided by law.

8.4	Termination Without Cause. Either Party may terminate this Agreement upon six (6) months prior written notice to the other Party.

8.5	Mutual Termination. This Agreement may be terminated at any time by mutual written consent of the Parties.

8.6	Termination for Change of Control. This Agreement may be terminated by either Party upon six (6) months written notice following a Change of Control of Exact; provided that such notice is given within thirty (30) days of the consummation of such Change of Control.

Agreement	Page 48

8.7	Royalty. After (A) the expiration of Calendar Year 2021 during the Term or (B) termination pursuant to Section 8.4 by either Party or Section 8.6 by Exact, based on Laboratory Services Revenue achieved during Calendar Year 2021, Exact agrees to pay Pfizer the applicable royalty payment set forth below (each, a “Royalty Payment”) for each of the four (4) Calendar Quarters during Calendar Year 2022 (each, a “Royalty Period”, and, collectively, the “Royalty Term”); provided, however, that, in the event this Agreement is terminated by (A) either Party pursuant to Section 8.4 or (B) Exact pursuant to Section 8.6, the Royalty Term shall be reduced to the number of full months completed during the Term prior to such termination, if less than twelve (12) calendar months. For the avoidance of doubt, in the event of an early termination contemplated by the immediately foregoing sentence of this Section 8.7, each such calendar month during the Royalty Term shall be considered a Royalty Period for purposes of this Section 8.7. Royalty Payments payable pursuant to this Section 8.7 shall be paid to Pfizer within thirty (30) days of the end of each Royalty Period for which a Royalty Payment is payable pursuant to this Section 8.7. Royalty Payments shall be determined by multiplying the Laboratory Services Revenue for the applicable Royalty Period by the applicable royalty rate from the chart below.

Laboratory Services Revenue during Calendar Year 2021	Applicable Royalty Rate
If < $1 billion	0%
If > $1 billion and < $1.1 billion	2%
If > $1.1 billion and < $1.3 billion	2.5%
If > $1.3 billion	3%

For example, if Laboratory Services Revenue achieved during Calendar Year 2021 is $1.2 billion, the applicable royalty rate would be 2%. The Royalty Payment payable by Exact to Pfizer at the end of each Royalty Period during Calendar Year 2022, if due, would be 2% of Laboratory Service Revenues for the applicable Royalty Period.

8.8	Consequences of Termination. In the event of any termination under this Agreement, (i) Pfizer shall cease to make any commitments under Section 3.2(d) as of the date of notice of termination, and (ii) neither Party shall have any obligation to reimburse the other Party for any expenses for activities conducted after the effective date of such termination unless such expenses were incurred prior to termination. Notwithstanding the above, Exact agrees to pay any financial commitment made by Pfizer pursuant to Section 3.2(d) to Third Parties following the effective date of termination; provided that such amounts conform with the then-current Annual Marketing Plan, including the budget.

8.9	Survival of Certain Obligations. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination, and the provisions of Sections 1 (Definitions), 2.5 (Alliance Managers), 3.2(d) (Advertising), 3.2(e)(iii) (Return of Training Materials), 3.2(j) (Customer Service Activities; Safety Reporting), 4.1 (Fees & Performance Bonus), 4.2 (Financial Deliverables), 4.3 (Invoicing & Payment Terms), 4.4 (Taxes and Withholding); 4.7 (Maintenance of Records; Audits), 6 (Indemnification; Limitation of Liability; Insurance), 7 (Confidentiality; Publicity); 8 (Term; Termination; Royalty) and 9 (Miscellaneous) inclusive, shall survive the expiration of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

Agreement	Page 49

9.	MISCELLANEOUS.

9.1	Amended and Restated Agreement. This Agreement amends and restates in its entirety, and replaces, the Original Agreement, effective as of the Effective Date. For the avoidance of doubt, Pfizer confirms, acknowledges and agrees that, as of the Effective Date, no amounts (including royalty payments) are owed, outstanding or payable by Exact to Pfizer pursuant to, or in connection with, the Original Agreement.

9.2	Termination of 2020 Rider. The Parties previously entered into that certain Rider to 2020 Annual Marketing Plan, effective as of December 12, 2019 (the “2020 Rider”). Effective as of the Effective Date, the Parties hereby agree that the 2020 Rider is terminated, void and of no further force or effect.

9.3	Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any reference herein to any Person will be construed to include the Person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits will be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (g) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require a Party, the Parties or any committee hereunder to “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding text and instant messaging), (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include any amendments thereto or any replacement or successor law, rule or regulation thereof, and (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

9.4	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

Agreement	Page 50

9.5	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.6	Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party (a) promptly provides notice of the prevention to the other Party, including the period of time the prevention is expected to continue (b) uses commercially reasonable efforts to mitigate the effects of the force majeure event and (c) resumes performance of its obligations as soon as reasonably practicable after the removal of the force majeure. Such excuse will be continued so long as the condition constituting force majeure continues; provided that if any delay in performance due to force majeure continues for a period of six (6) months or more, then the other Party will have the right to terminate this Agreement immediately upon written notice. For purposes of this Agreement, “force majeure” will include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

9.7	Notices. All notices and other communications required or permitted hereunder (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and will be deemed given (a) upon receipt if delivered personally or by facsimile transmission (receipt verified), (b) five (5) days after being deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid or (c) on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), and will be sent to the Parties at the following addresses or facsimile numbers, as applicable, (or at such other address or facsimile number for a Party as will be specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

All correspondence to Pfizer shall be addressed as follows:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017 Attn: General Counsel

Fax: (212) 309-0874

Agreement	Page 51

With a copy to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attn: Regional President, North America, Internal Medicine

And

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attn: Chief Counsel, Internal Medicine

All correspondence to Exact shall be addressed as follows:

Exact Sciences Corporation

5505 Endeavor Lane

Madison, Wisconsin 53719

Attn: General Counsel

Fax: (608) 284-5701

With a copy to:

Exact Sciences Corporation

5505 Endeavor Lane

Madison, Wisconsin 53719

Attn: CEO

9.8	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in a writing signed by a duly authorized officer of each Party and delivered to each of the Parties.

9.9	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of either Party to require the performance of any term of this Agreement, or the waiver of either Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

9.10	Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

Agreement	Page 52

9.11	Descriptive Headings. The descriptive headings of this Agreement are for convenience and reference purposes only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.12	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

9.13	Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement (other than a Disputed JSC Matter, which shall be resolved as provided in Section 2.1, a Disputed JOC Matter, which shall be resolved as provided in Section 2.2 and Disputed JRC Matter, which shall be resolved as provided in Section 2.3), including any question regarding its existence, validity or termination (a “Dispute”), any Party may, by written notice to the other, have such Dispute referred to their respective Senior Officer or such Senior Officer’s designee, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Any negotiations regarding a Dispute are confidential and shall be treated as compromise and settlement negotiations for purposes of the U.S. Federal Rules of Evidence and any similar rules of evidence.

9.14	Entire Agreement of the Parties. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements (including the Original Agreement), whether oral or written, among the Parties respecting the subject matter hereof and thereof.

9.15	Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Neither Party shall have any responsibility for the hiring, termination, compensation or benefits of the other Party’s employees.

Agreement	Page 53

9.16	No Legal Advice. Each Party acknowledges and agrees that the other Party and the other Party’s attorneys are not representing such Party during the course of or in connection with any activities under this Agreement and that, unless otherwise expressly agreed in writing by the other Party’s attorneys, any opinions expressed by the other Party or the other Party’s attorneys with respect to any marketing or promotional materials or the activities of either Party under this Agreement shall not be considered to be legal advice regardless of whether or not related to a legal or regulatory matter.

9.17	Counterparts. This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by facsimile or digital file, each of which will be binding when received by the applicable Party.

(remainder of page intentionally left blank)

Agreement	Page 54

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

PFIZER INC.	EXACT SCIENCES CORPORATION

By:	/s/ Michael Gladstone	By:	/s/ Kevin Conroy
Name: Michael Gladstone		Name: Kevin Conroy
Title: Global President, Internal Medicine		Title: Chairman & Chief Executive Officer
Pfizer Internal Medicine

Agreement	Signature Page